As filed with the Securities
                           and Exchange Commission on
                                 March 1, 2001
                                Registration No.




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                                AMENDMENT NO. 3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             E-City Software, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

              Nevada                                    88-0461317
  (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                Identification Number)


                                      7372
                          (Primary Standard Industrial
                          (Classification Code Number)

                             1201 First Avenue South
                                    Suite 330
                                Seattle, WA 98134
                               (206) 624-8070 Tel
                               (206) 624-8048 Fax

                  (Address, including zip code, and telephone
                        number, including area code, of
                        registrant's principal executive
                                    offices)

                                   Anis Jessa
                             Chief executive officer
                             1201 First Avenue South
                                    Suite 330
                                Seattle, WA 98134
                               (206) 624-8070 Tel
                               (206) 624-8048 Fax

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

                            Jonathan Dariyanani, Esq.
                               2035 Monroe Street
                            Hollywood, Florida 33020
                               (786) 853-2320 Tel
                               (520) 441-8755 Fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering under Rule 462(b)of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made under Rule 434, please check the following box [ ].


                         Calculation of registration fee




Title of
each class
of             Amount of
securities     shares to    Proposed maximum   Proposed maximum   Amount of
to be          be           offering price     aggregate          registration
registered     registered   per unit           offering price     fee
-----------    -----------  -------------      -------------      ------------
Common shares,  3,853,000      $ 5.00           $ 19,265,000      $ 5086.00
$0.0001
par value




(1) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(o) of the Securities Act of 1933. The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting according to such Section 8(a), may determine.

Prospectus (subject to completion)


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Issued [to be dated upon printing of prospectus] 2000



                                3,853,000 Shares

                             E-CITY SOFTWARE, INC.

                                  COMMON STOCK



Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


Our security holders are offering for sale a maximum of 3,853,000 shares of common stock, at a purchase price of $5.00 per share. We have prepared this prospectus to allow these security holders to sell up to 3,853,000 shares of our common stock that they own. We will receive no proceeds from the sale of shares by selling stockholders. The maximum amount to be received by the selling stockholders is $19,265,000. We have agreed to pay the costs of registering the common stock, excluding commissions, transfer taxes and other expenses related to the resale of the common stock by the selling stockholders.

This is a highly risky investment.


We have described these risks under the caption "Risk factors" beginning on page 7.

These securities are not listed on any national securities exchange or the Nasdaq Stock Market. .


Price $5.00 a share




                  Price to        Sales              Proceeds to
                   public      commissions        selling stockholders

Per share.....     $5.00          $0.00                 $5.00
Total.........  $19,265,000       $0.00              $19,265,000

                                Table of contents
                                                                        Page

Front of registration statement                                         2-3

Inside front and outside back cover pages of prospectus                   4

Summary information and risk factors                                      6

Use of proceeds                                                           10

Determination of offering price                                           10

Plan of distribution                                                      10

Selling security holders                                                  12

Legal proceedings                                                         18

Directors, executive officers, promoters and control persons              18

Executive compensation                                                    19

Security ownership of certain beneficial owners and management            21

Description of securities                                                 24

Interest of named experts and counsel                                     25

Changes in and disagreements with accountants on accounting               25
and financial disclosure

Disclosure of commission position on indemnification for                  26
securities act liabilities

Description of business                                                   26

Management's discussion and analysis                                      30

Description of property                                                   34

Certain relationships and related transactions                            35

Market for common equity and related stockholder matters                  38

Financial statements                                                      41

Indemnification of directors and officers                                 61

Other expenses of issuance and distribution                               61

Recent sales of unregistered securities                                   61

Exhibits index                                                            62

Undertakings                                                              63

Summary information and risk factors


Prospectus summary

You  should  read  the  following   summary  together  with  the  more  detailed
information regarding E-City and the common stock being sold in this offering and our financial statements and notes appearing elsewhere in this prospectus.


E-City Software, Inc.
Principal Executive Offices
1201 First Avenue South
Suite 330
Seattle, Washington
98134-1234
Http://www.ecitysoftware.com
Telephone: 206-624-8070



     E-City Software, Inc. is a development stage software company that specializes in developing computer maps and city guide software. The E-City development team has completed computer maps of Las Vegas, San Francisco, Seattle, Los Angeles and Chicago. These maps feature visual landmarks and buildings, in addition to streets and other features normally included in maps. E-City builds computer maps primarily designed for tourists or pedestrians. They are not primarily designed as driving maps. E-City presently develops these maps under contract for a customer. E-City's business focuses on the development and sale of these computer maps.

The selling stockholders, who include the principal stockholders and officers of E-City, are offering for sale 3,853,000 common shares to the public at $5.00 per share. E-City will receive no proceeds from this offering. This offering is being conducted without an underwriter.


The offering:

Common stock offered............... ...3,853,000 shares

Common stock to be
outstanding
after this
offering...............................4,965,000 shares


Use of proceeds....................... We will not receive any of the proceeds from the sale of the common stock by the stockholders who will sell shares in connection withthis prospectus.

Proposed over the
counter bulletin
board symbol.......................... ECTY



The foregoing information is based on the number of shares of common stock outstanding as of December 31, 2000. No option shares have been authorized, issued or granted to date.

Risk factors


You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock.
Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment.


Risks related to our business


E-City could fail due to lack of cash reserves


As of December 31, 2000, we had $432,264 in assets and $386,684 in liabilities. We had $38,706 available in cash as of December 31, 2000. This means that we have less than one month's worth of operating capital available. If any unplanned contingencies occur or there are delays in our receipt of payments under our contract with Cityscape, we may not have the cash reserves necessary to deal with these contingencies and might fail for a lack of cash.


E-City could fail if we continue to lose money

We have incurred significant losses since we began operating. We do not have sufficient cash to support continued losses. If we do not become profitable in the next six to twelve months, we may not be able to raise more money through sale of our stock or borrowing, and we could therefore fail.


We have only been in business for eighteen months, making our business difficult to evaluate because of its lack of history

We have only been in business for eighteen months. We do not have two complete fiscal years of financial statements to review. Our business model remains unproven and it may be difficult to evaluate whether it will work or not, given how little time we have been in business.

E-City could fail without strategic partners

We do not have the financial resources on our own to develop, market and sell our products as planned. Instead, we anticipate relying heavily on strategic partners for assistance in these areas. To date, we have not developed strategic partnerships. If we are unable to develop such partnerships, we may be unable to develop, market and sell our products as planned and may therefore fail or encounter significantly diminished financial prospects.

E-City might fail if it lost its only customer


We have derived 100% of our revenues since inception from one customer, Cityscape.com, Inc. Because of our dependence on Cityscape for revenues, if we are unable to maintain our contract with Cityscape, if Cityscape no longer requires our services in the future, if Cityscape fails to make payments under the contract or if we are unable to expand our sources of revenue in the future, we might fail.

E-City may fail if it cannot generate customers

The contract with Cityscape was entered into when E-City's predecessor, Butterfly Software and Cityscape were under common control. The terms of the contract do not necessarily indicate the fair market value that a third party would pay for E-City services nor that a third party would find E-City's services desirable at any commercially viable price. As E-City has failed to generate any non-related party customer, there is a significant risk that it may not be able to do so in the future. Without an additional customer or customers, E-City might fail.


No one on our management team has ever managed a public company and may not be able to do so successfully

The public company environment is complex and involves regulations, policies, investor relations, and management tasks not required in the private company environment. No member of our management team has ever managed a public company and it may be difficult for our management team to learn to do so effectively. If our management team in unable to effectively learn to manage E-City, we may be unsuccessful in developing and applying our business plan and we may fail.

Our management team has a very limited track record, history and experience in mapping and therefore may not be successfully able to manage E-City

Computer generated mapping is a relatively new competitive field and our management team has very limited experience in this area. Chief executive officer Anis Jessa has approximately two years of experience in the field of computer generated mapping. Our management team has very limited contacts and relationships in the field upon which to rely. The two years of experience in the field may not be sufficient for Mr. Jessa to effectively lead E-City's growth in the computer generated mapping field. Without effective, experienced management, we may not be able to implement our plan and our results would be adversely impacted.

Our management team works for below market wages in a competitive industry. If they leave, we may be unable to replace them and we might fail.

The management team works for substantially lower wages than are paid by other software companies. If members of our management team leave, it is unlikely that we could find replacements at the compensation levels we are offering. We may be financially unable to offer market levels of compensation, and even if we can, we may have difficulty hiring qualified personnel due to E-City's start-up status. Without qualified management, we will not be able to execute our plan and might fail.

We are dependent on a limited number of third parties for a significant portion of our geographic data, without whom our products and services would suffer significantly

Most of our services rely on the availability and accuracy of geographic data. We have licensed a significant portion of our geographic data from a limited number of sources through standard, non-exclusive, short-term simple end user software licenses available to any purchaser of the data. If any of these third parties were to merge with or be acquired by another company, the number of sources providing this geographic data could be further reduced or the prevailing terms for licensing of such data could change. Also, if the pricing structure or standard license terms for this data were to change significantly, we may not be able to afford to license the data necessary to develop our products as currently contemplated.

Computer mapping is a relatively new field whose profitability is unproven

E-City has experienced significant losses since inception. Computer mapping is a relatively new field and it is unclear that companies, including E-City, will be able to make a profit under the current computer mapping business models.

There are large, well financed companies that compete in computer mapping and we may not be able to compete effectively against them

There are numerous, well-financed competitors in computer mapping, many of whom have larger staffs, more resources, more strategic alliances, more sophisticated equipment and more experience in the computer mapping field than E-City does. We have not demonstrated that we can compete successfully against these competitors and we may not be able to in the future. If we are unable to effectively compete in the computer-mapping field, our results could be negatively effected, we may be unable to implement our plan and we might ultimately fail.

If we cannot protect our computerized maps against copying, our ability to market and sell those maps could be damaged

Because computer maps represent cities and areas that all persons are free to visit and photograph, there are few barriers to prevent copying of our maps. Although our computerized maps are developed in a process that we have attempted to protect, we may not be successful in doing so. We rely on a combination of contract, copyright, trademark and trade secret laws and restrictions on disclosure to protect our process for computerized maps. We also enter into confidentiality or license agreements with our employees, consultants and customers, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our computerized maps without payment. Monitoring unauthorized use of our computer maps is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our mapping technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If there is significant copying of our maps by competitors or others, we might experience decreases in sales and sales growth of our mapping products.

Our maps could be defective due to human or software errors, which could result in decreased sales and growth prospects


Although we conduct testing of our products, we may not discover software defects that affect our current or new products until after they are sold. The accuracy of our maps is dependent on human translation of mapping information into video images. Our engineers may make errors, including improperly locating buildings or streets. In addition, any defect in other software or hardware with which our software interacts could be mistakenly attributed to our software by our customers or their end-users. These defects or perceptions of defects could cause our customers and their end-users to experience service interruptions. Service interruptions could damage our reputation or increase our product development costs, divert our product development resources, cause us to lose revenue, or delay market acceptance of our products, any of which could harm our business, financial condition and results of operations.



Risks related to this offering


There is no public market for E-City stock and one might never develop

Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. We do not have an underwriter nor do we anticipate that one will be present to assist in the development of a public market or to support the markets with current information about E-City. There can be no assurance that we will be successful in developing a public market for E-City stock.

Our determination of the $5.00 per share offering price is arbitrary

The offering price of $5.00 per share has been arbitrarily determined by us. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. The price per share in this offering is substantially above its net tangible book value, and we cannot assure you that the price will accurately reflect a market price for the shares. See "Determination of offering price" for more information.

Insiders will continue to have substantial control over E-City after the offering that could delay or prevent a beneficial change in corporate control

We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 22% of our outstanding common stock following the completion of this offering. If these stockholders acted together, they would be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions, which may have the effect of delaying or preventing a third party from acquiring control over us, even if such a transaction would be beneficial to the shareholders.

The report of our independent auditors expresses substantial doubt about our ability to continue as a going concern


The report of our independent auditors located in this filing has indicates a substantial doubt about our ability to continue as a going concern due to lack of sufficient working capital and historical losses. Our working capital is severely limited and we have sustained large losses. We may not have enough working capital to survive or to sustain further losses and our business might fail as a result.



Special note regarding forward-looking statements


Some of the statements under "Prospectus summary," "Risk factors," "Plan of operation," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.


Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

Use of proceeds

The proceeds from the sale of shares of our common stock will be received directly by the selling stockholders. We will receive no proceeds from the sale of the common stock offered under this prospectus.

Determination of the offering price

We have arbitrarily determined the offering price of $5.00 per share for the shares. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. Among factors considered by us in determining the offering price were:

o Estimates of our business potential;

o Our limited financial resources;

o The amount of equity desired to be retained by present stockholders;

o The amount of dilution to the public; and

o The general condition of the securities markets.



Nevada law and certain provisions of our articles of incorporation and bylaws


Nevada law and our articles of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors by virtue of the fact that the board of directors has the ability, without shareholder approval, to issue preferred stock and specify the rights and preferences of such stock. Such an issuance by the board of directors could discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of their proposals could result in an improvement of their terms.



Transfer agent and registrar

The transfer agent and registrar for the common stock is Pacific Stock Transfer.

Plan of distribution

This prospectus covers the resale by selling stockholders of shares of our common stock that they have already purchased from us. Selling stockholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions:

o Transactions in the over-the-counter market;

o Transactions on a stock exchange that lists our common stock; or

o Transactions negotiated between selling stockholders and purchasers, or otherwise.


Broker-dealers may purchase shares directly from a selling stockholder or sell shares to someone else on behalf of a selling shareholder. Broker-dealers may charge commissions to both selling stockholders selling common stock, and purchasers buying shares sold by a selling stockholder. If a broker buys shares directly from a selling stockholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the selling stockholder for the resale. To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. We will also file a post-effective amendment to the registration statement to amend the prospectus to disclose pledges, donees, transferees and other successors in interest. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

Selling shareholders


                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)

Anis Jessa (1)
14213 SE 63rd St.
Bellevue,
WA 98006          1,287,250     25.9          625,000     662,250        13.3

Salim Devji
3803 96th St.
Delta,
B.C.V6A 1A4       25,000        0.5        25,000               0         0

Robin Moulder
670 N. Wilton Pl.
Hollywood,
CA 90004           20,000       0.4          10,000      10,000         0.2

Susan Polmar
28 Bucanneer Ave.
Apt B,
Marina Del Rey,
CA 90292            5,000       0.1           2,500       2,500         0.05

Kirk Roberts(2)
#1012 5353
W. Desert Inn Rd.
Las Vegas,
NV                 200,000      4.0           200,000       0            0


Park Bench,LLC(2)
Director
and principal:     618,670      12.5          618,670        0           0
Patricia Burgmann (3)
#1077
5353 W. Desert Inn Rd.
Las Vegas, NV 89146

Pacific View Holdings
Principals: Daryl Brooks
Merrilyn Brooks
16795 Fraser Hwy
Surrey, BC,
Canada V3S2X6      25,000        0.5              0          25,000      0.5


Gord Hartshorne(2)
2755 165th St.
Surrey,BC,
Canada V4P2L8       10,000       0.2            10,000         0         0

Derek Radstaak(2)
6060 185th St.
Surrey,BC,
Canada V3S5P7       2,500         0              2,500         0         0


CheryI Tingstad(2) 9462 205A St.
Langley, BC,
Canada V1M1Y9       8,500        0.2             8,500         0         0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)


Doug Miller(2)
9462 205A St.
Langley, BC,
Canada V1M1Y9       1,750         0          1,750         0           0


481331 B.C. Ltd.(2)
Principals:
Jagdave Shokar
Gurmit Shokar
5857 152nd St.
Surrey, BC,
Canada V3S 3K4     22,000        0.4         22,000         0          0



Ranchland
Contracting Ltd.(2)
Principals:
Matthew Brooks
Rod Farquharson
16795 Fraser Hwy.
Surrey, BC,
Canada V3S 2X6    67,500          1.4         67,500         0          0


Miranda Ronse(2)
21155 43A. Ave.
Langley, BC,
Canada V3A8L8     25,000           0.5         25,000         0          0

Leo Ronse(2)
21155 43A. Ave.
Langley, BC,
Canada V3A8L8     2,500            0            2,500        0          0

Rod Froehler(2)
21865 6th Ave.
Langley, BC,
Canada V3A7R2    30,900          0.6            30,900       0          0

Rod Farquharson(2)
20127 50th Ave.
Langley, BC,
Canada V3A3S8     1,000            0             1,000       0          0

Greg Phoenix(2)
15512 37A St.
Surrey, BC,
Canada V4B3G6    11,000          0.2            11,000       0          0

Derek Phoenix(2)
20206 43rd Ave.
Langley, BC,
Canada V3A7Z2     6,000          0.1             6,000       0          0

                                     Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)




Elizabeth Phoenix(2)
20206 43rd Ave.
Langley, BC,
Canada V3A7Z2       6,000        0.1        6,000         0           0

Tracy Phoenix(2)
20206 43rd Ave.
Langley, BC,
Canada V3A7Z2       1,500         0         1,500         0           0

David Brown(2)
12736 14B Ave.
Surrey, BC,
Canada V4A1J9         500         0           500          0          0


Paul Thompson(2)
21123 45A Cres.
Langley, BC,
Canada V3A8P9         500         0           500          0          0

Kenneth Roberts(2)
9340 207A Ave.
Langley, BC,
Canada V1M2W7        2,000        0         2,000          0          0

Kristine Ponte(2)
9340 207A Ave.
Langley, BC, Canada
V1M2W7               5,000       0.1        5,000          0          0


Mike Dwyer(2)
8198 196th St.
Langley, BC,
Canada V3A6Y3        5,000       0.1        5,000          0          0


Patricia Dwyer(2)
8198 196th St.
Langley, BC,
Canada V3A6Y3       5,000        0.1         5,000         0          0


Garry Haverty(2)
5921 133rd St.
Surrey,BC,
Canada V3X2N6      13,000        0.3         13,000        0          0

Kirby Helliwell(2)
5929 133rd St.
Surrey, BC,
Canada V3X2N6      13,000        0.3         13,000        0          0

Tony Miniaci(2)
8237 Haffner Ter.,
Mission,BC,
Canada V2V6T5       5,000        0.1          5,000        0          0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)


Michael Kelly(2)
1076 Jensen Cir.
Pittsburg,
CA 94565          110,000        2.2        110,000       0           0

George Shinbo(2)
2812 Boyer E.
Seattle,
WA 98102           15,000        3.0          15,000      0           0


Paul Kugler(2)
270 E. Flamingo
Unit#308,
Las Vegas,
NV 89109           225,000       4.5          225,000      0           0

Shabnam Jessa(1)(3)
14213 SE 63rd St.
Bellevue,
WA 98006           962,250       19.4         475,000    487,250       9.8

Mohamed Azim Jessa
Irrevocable Trust(1)
14213 SE 63rd St.
Bellevue, WA 98006  75,000        1.5          75,000       0           0


Irrevocable Aliyah
Jessa Trust(1)
14213 SE 63rd St.
Bellevue, WA 98006  75,000        1.5          75,000       0           0

Elle Holdings Ltd.(2)
Director:
Temple Directors Ltd.
Principal: Doug Byblow
P.O. Box 228 Temple
Building, Leeward Hwy
Providenciales,
Turks & Caicos
Island              50,000        1.0           50,000      0            0


Zinnat Mohamedali
Gulamhusein (1)
7 Liphook Cres.
London, England
S.E. 23 3BN         12,500        0.3           12,500       0           0


Zehra Claire
Visram(1)
81 Rue Des
Sept Arpents,
Luxembourg          5,000         0.1             5,000      0           0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)


Fidahusein Jessa(1)
133 Marion Avenue,
Stanmore, Middlesex,
England             5,000         0.1        5,000         0           0

Al Sedgewick(2)
13698 Coldicutt Ave.
Whiterock, BC,
Canada V4B3A9       5,000         0.1         5,000         0          0


Martin Malus(2)
#6 2833 Oak St.
Vancouver, B.C.
V6H 2K4             10,000        0.2         10,000         0         0


Birchfield
International Ltd.(2)
Director and principal:
Charlene Wells
Dehands House 2nd Terrace
W. P.O. Box.
N 7120 Nassau,
Bahamas            233,180         4.7         233,180        0        0


Empire Builders,Inc.(2)
Principal: Rod Froehler
2035 Monroe St.
Hollywood,
FL 33020           200,000          4.0        200,000         0       0


VCBM Company Ltd.(2)
Director and principal:
Claudette Sands
Dehands House
2nd Terrace
W. P.O. Box.
N 7120 0
Nassau, Bahamas    200,000          4.0         200,000         0      0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)



Dale Clark(2)
365 Selkirk Drive
Apt.10
Red Bay,
Grand Cayman        200,000        4.0        200,000       0           0

BAS Ltd.(2)
Director and principal:
Macgregor Robertson
Dehands House
2nd Terrace W. P.O.
Box. N 7120 0
Nassau, Bahamas     50,000         1.0         50,000       0          0

Deklite Ltd.(2)
Director and principal:
Macgregor Robertson
Dehands House
2nd Terrace W.
P.O. Box. N 0
7120 Nassau,
Bahamas             50,000         1.0         50,000       0          0

Handsome Enterprises Ltd.(2)
Director and principal:
Macgregor Robertson
Dehands House
2nd Terrace W. 0
P.O. Box. N 7120
Nassau, Bahamas     50,000         1.0         50,000        0         0

Monica Pulver(2)
2035 Monroe St.
Hollywood, FL 33020  5,000         0.1          5,000        0         0

Beatrice Stockwell(2)
19201 40th Ave W.
Lynnwood, WA 98036   1,000          0           1,000        0         0


(1) Affiliates of Anis Jessa
(2) Transferees and Donees of Anis Jessa
(3) Promoters

Legal proceedings

We are not a party to any legal proceedings.

Executive officers and directors

Our executive officers and directors and their ages, as of December 31, 2000, are as follows:


Executive officers

Anis Jessa - 47 chief executive officer, interim chief financial officer, director, member of audit and compensation committees

Robin Moulder - 34 chief operating officer, interim chief technology officer, director, member of audit and compensation committees

Susan Polmar - 32 chief marketing officer

All  directors  of  E-City  hold  office  until  the  next  annual   meeting of
stockholders of E-City or until their successors are elected and qualified.

Executive officers and directors:


Anis Jessa, chief executive officer, interim chief financial officer and director

Mr. Jessa served as president and director of Cityscape.com from February, 1999 until July, 2000. As president of Cityscape.com, Mr. Jessa was responsible for product development, strategic alliances and key account management. From June, 1997 until March, 1999, Mr. Jessa served as president of Cabtop Media Inc., an outdoor media company that Mr. Jessa was responsible for creating. Mr. Jessa continues to serve as a director of Cabtop Media and has since June, 1997. >From September of 1989 until June of 1997, Mr. Jessa was employed as leasing manager for Ocean Park Ford in British Columbia.


Robin Moulder, chief operating officer and director.

>From January 2000 until June of 2000, Ms. Moulder served as President of Cubicle 8, a technology incubator in Santa Monica, California. As President of Cubicle 8, an internet company incubator, Ms. Moulder was responsible for the day-to-day operations and project management. From September of 1997 until January of 2000, Ms. Moulder was employed as a software engineer and project manger at Imaging Diagnostics, Inc. a medical software company in the field of imaging >From 1995 until 1997 she was employed as a senior software engineer at Fibercorp, Inc., a telecommunications-engineering corporation. She is a former engineer for such companies as Motorola, Dow Corning Wright and Belzona.

Susan Polmar, chief marketing officer.

>From September, 1999 until June of 2000, Ms. Polmar served as Marketing Manager for All-Life.com, an internet start-up. As Marketing Manager for All-Life.com, Mrs. Polmar was responsible for advertising for All-life websites and print magazine as well as developing strategic business partnerships for promotions and magazine distribution. From 1993 until 1999, Ms. Polmar served in various marketing capacities at the Daily Racing Forum. When she left the Daily Racing Forum, Ms. Polmar was the promotions manager. Mrs. Polmar graduated from Arizona State University with a degree in Journalism and Public Relations in 1992.

Board of directors

Our board of directors currently consists of 2 members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified.

Board committees

     The board of directors has established a compensation committee. The compensation committee consists of Mr. Jessa and Ms. Moulder. The compensation committee makes recommendations regarding our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees and consultants.

     The board of directors has established an audit committee. The audit committee consists of directors Mr. Jessa and Ms. Moulder. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

Director compensation.

Our directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for expenses in connection with attendance at board and committee meetings.


Executive compensation

The following table presents the compensation earned, awarded or paid for services rendered to us in all capacities since the commencement of our operations by our chief executive officer, there are no other executive officers that earned more than $100,000 in salary and bonus since commencement of operations.

Summary compensation table

                                               Long-term compensation
        Annual compensation                           awards
        -------------------                    ----------------------


Name,                           Other        Restricted  Securities
principal                       annual       stock       underlying  All other
position  Salary($) Bonus($) compensation($) award(s)($) options(#) compensation


Anis
Jessa     $60,000*   0              0           0            0         0





Anis Jessa has not yet drawn any salary from E-City. It is anticipated that Mr. Jessa will begin taking a salary of $60,000 beginning January 1, 2001. Mr. Jessa is not entitled to any reimbursement for the salary he has elected to forego.

Option grants since inception and aggregate option exercises during last fiscal year and fiscal year-end option values.

Since inception, we have not granted any stock options to any individual, including our chief executive officer. We anticipate granting options to various employees, directors and consultants. Any such grants will be made at an exercise price equal to the fair market value of our common stock as determined by our board of directors.

We have no employment agreements with any of our employees.

Employee benefit plans

We do not currently have any employee benefit plans.

Limitations on directors' and officers' liability and indemnification

Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

We are entering into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation on liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Security ownership of certain beneficial owners and management


The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, by:

o each named executive officer;

o each of our directors;

o all current directors and executive officers as a group; and

o each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2000, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other person. As of December 31, 2000, no individual listed in the table below owned any options or warrants to purchase any of our common or preferred stock.

Except as indicated in the footnotes to this table and as required under applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Percentage of ownership is based on 4,965,000 shares of common stock outstanding on December 31, 2000 and 4,965,000 shares of common stock outstanding after completion of this offering. Unless otherwise indicated, the address of each of the individuals named below is 1201 First Avenue South, Suite 330, Seattle, WA 98134.

This prospectus relates to the offering by the selling stockholders for resale of shares of our common stock acquired by them in private placements and other transactions. All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts. The following table also includes information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. Additionally, the following table assumes the sale of all shares of common stock offered by this prospectus; however, as the selling stockholders can offer all, some or none of their shares of common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will hold after the offering.

Name and address of beneficial owner offering

Executive officers



Title of class  Name and address of    Amount and nature of   Percent of class
                beneficial owner       beneficial owner


Common          Anis Jessa (1)          1,287,250                25.9
                14213 SE 63rd St.
                Bellevue, WA 98006

Common          Robin Moulder            20,000                   0.4
                670 N. Wilton Pl.
                Hollywood, CA 90004

Common          Susan Polmar             5,000                    0.1
                28 Bucanneer Ave.Apt B,
                Marina Del Rey, CA 90292


Directors


Title of class  Name and  address of   Amount and nature of   Percent  of class
                beneficial owner       beneficial owner


Common          Anis Jessa (1)
                14213 SE 63rd St.
                Bellevue, WA 98006      1,287,250               25.9

Common          Robin Moulder
                670 N. Wilton Pl.
                Hollywood, CA 90004     20,000                  0.4

Directors, executive officers as a group



Title of class  Name and  address of   Amount and nature of   Percent  of class
                beneficial owner       beneficial owner


Common          Directors and officers
                as a group              1,312,250               26.4

Common          Anis Jessa (1)
                14213 SE 63rd St.
                Bellevue, WA 98006      1,287,250               25.9

Common          Robin Moulder
                670 N. Wilton Pl.
                Hollywood, CA 90004     20,000                   0.4

Common          Susan Polmar             5,000                   0.1
                28 Bucanneer Ave.Apt B,
                Marina Del Rey, CA 90292



5% beneficial owners


Title of class  Name and address of    Amount and nature of   Percent of class
                beneficial owner       beneficial owner


Common          Anis Jessa (1)          1,287,250                25.9
                14213 SE 63rd St.
                Bellevue,WA 98006

Common          Shabnam Jessa(1)(3)     962,250                  19.4
                14213 SE 63rd St.
                Bellevue,WA 98006


Common          Park Bench, LLC(2)      618,670                  12.5
                Principal:
                Patricia Burgmann (3)
                #1077
                5353 W. Desert Inn Rd.
                Las Vegas, NV 89146

(1) Affiliates of Anis Jessa
(2) Transferees and donees of Anis Jessa
(3) Promoters

Description of securities


Current capital structure


As of the date of this prospectus, we have 50,000,000 shares of common stock, par value $0.0001, authorized, with 4,965,000 shares outstanding held of record by 51 stockholders.


Description of capital stock


Upon the closing of this offering, we will be authorized to issue 50,000,000 shares of common stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.


Common stock


As of December 31, 2000, there were 4,965,000 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend policy." In the event of a liquidation, dissolution or winding up of E-City, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voted for the election of directors can elect all of the directors. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.


Preferred stock

The board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of E-City without further action by the stockholders.

We have yet to authorize any preferred stock. Our board of directors is empowered, without stockholder approval, to issue series of preferred stock with any designations, rights and preferences as they may from time to time determine. Thus, preferred stock, if issued, could have dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the common stock. Preferred stock, if issued, could be utilized, under special circumstances, as a method of discouraging, delaying or preventing a change in control of our business.

Registration rights

None.


Options

We currently have no options exercisable for our common stock available for grant. We do not presently have any warrants authorized. Our board of directors may later determine to grant such options and authorize warrants.

Dividend policy

We have not paid any cash dividends since our inception and do not intend to pay any cash dividends in the foreseeable future.

Capitalization

The following table sets forth our capitalization as of December 31, 2000:

o on an actual basis; and

o on an as adjusted to basis to give effect to the sale of 3,853,000 shares of our common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting estimated commissions and estimated
  offering   expenses payable by us. The outstanding share information excludes:

o Option shares. No options have been issued or authorized to date.

You should read this table with "Plan of operation" and the Financial Statements and the related notes. See "Use of proceeds" and "Management."

                                    As of December 31, 2000
                                            (Unaudited)
                                              Actual                As adjusted
                                    -------------------          --------------

Long-term obligations,
less current portion............. $0                                   $0
Stockholders' equity:
Common stock, $.0001 par value,
50,000,000 shares authorized,
4,965,000 shares
issued; 4,965,000
outstanding actual; ............. $497                                 $497
Additional paid-in capital....... $0                                   $0
Deferred stock compensation...... $0                                   $0
Additional paid-in capital....... $0                                   $0
Accumulated income............... $57,464                              $57,464
Accumulated other
Comprehensive loss .............. $(12,381)                            $(12,381)
Total stockholders' equity....... $45,580                              $45,580




Interest of named experts and counsel



     The validity of the common stock offered in this registration statement will be passed upon for us by Jonathan Ram Dariyanani Esq., Los Angeles, CA. Mr. Dariyanani will not receive any direct or indirect interest in E-City Software. Mr. Dariyanani originally had a beneficial interest in 150,000 shares which were gifted by Mr. Jessa, but this transaction has been rescinded and the shares returned to Mr. Jessa.

Hansen, Barnett & Maxwell, Certified Public Accountants have audited our financial statements, for the years ended March 31, 2000 and 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on their report, given upon the authority of such firm as experts in accounting and auditing. Hansen, Barnett & Maxwell, Certified Public Accountants, will not receive any direct or indirect interest in E-City Software.

Changes in and disagreements with accounts on accounting and financial disclosure

There are no disagreements with the accountants on accounting policies or financial disclosure.

Disclosure of commission position on indemnification for securities act

The limitation of our director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of E-City Software pursuant to the foregoing provisions, or otherwise, E-City Software has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



Description of business

Overview


E-City is a development stage computer mapping company. Computer mapping uses digital versions of maps to produce maps on computer, which may be viewed on cd-rom or over the internet or which may in turn be developed into digitally produced paper maps for publication and sale. Some computer mapping technology allows users to interact with the maps in limited ways, allowing them to zoom in closer or farther away from a particular object or section of the map using functions contained on the computer map. Users can also customize some computer maps to their preferences, specifying scale, how roads are identified, or other features, such as color. E-City has produced a style of computer mapping which includes drawings of buildings, features and landscapes on to the computer map of streets and cities. These buildings and landmarks are easy to recognize and facilitate the ability of drivers, pedestrians or tourists to orient themselves and navigate a particular urban area. E-City has produced these computer maps for three major US cities. In general, the computer mapping industry has focused on developing maps that depict streets and intersections without buildings or landmarks, or with only a symbol indicating a building or landmark. E-City has taken the approach that consumers would desire a city view that contains certain building and landmark information in a way that is easy to recognize. The computer mapping industry is a fairly new industry. Most computer maps are viewed on a free-of-charge basis to consumers visiting websites or requesting driving directions on the internet. These maps are developed and paid for generally either by websites who charge a fee to advertisers to show advertisements to consumers who are looking for maps or by businesses operating a website on the internet who pay computer mapping providers to provide location and direction maps to visitors to their corporate sites.


History and form of organization


E-City Software, Inc. is a development stage Nevada corporation formed on May 12, 2000 for the purpose of developing and commercializing computer mapping products in cd-rom format and on the internet. Our subsidiary, Butterfly Software, Inc., a British Columbia corporation, was formed on November 8, 1998 for the purpose of producing computerized maps. In its original conception, Butterfly was to make computerized maps in the form of maps of popular tourist destinations which it planned to sell to wholesale and retail customers on cd-rom in a screen saver format. In September of 1999, Butterfly changed its business model and began focusing on the delivery of computer maps via the internet, as well as in cd-rom format.


Butterfly faced a number of challenges in developing and delivering its' mapping products. The development process for the maps involves circling a target city in a helicopter and taking video of the areas to be mapped. Butterfly's in-house animation staff then draws maps of the area based on the video. These maps are digitized, colored, streets are labeled and animated features, such as cars moving across a bridge or people walking, are added. Butterfly faced challenges in developing a software interface that made the maps easy to navigate and use. There were also challenges in compressing the maps to a sufficiently low level of required file storage space to make them practical for transmission over the internet. Butterfly's internal software developers solved these problems through experimentation and trial and error and Butterfly is now able to deliver the maps within acceptable size parameters.

E-City combination with Butterfly Software

Butterfly Software became a wholly owned subsidiary of E-City on August 15, 2000. E-City purchased 100% of the stock of Butterfly Software on August 15, 2000 in exchange for 50,000 shares of common stock of E-City.

E-City's principal products and services

E-City has one service which it is currently engaged in providing. E-City plans to offer two other products by the first quarter of 2001. The service which E-City currently provides is the development of computer maps for major metropolitan areas which are developed for a customer and then provided to that customer over the internet and on cd- rom. E-City has one such contract with a customer for the development of 10 major metropolitan areas. E-City has the capability of developing more cities for individual customers on a contract basis. E-City has sought out additional customers, but has not yet found any additional customers for this map development service. When a customer desires to have E-City build an interactive map of a particular city, E-City will prepare a pricing bid for that map build. The price that E-City intends to charge for such services will be determined on a contract-by-contract basis, but will be based on E-City's actual cost in developing the mapping solution, including aerial photography, programming, drawing and graphic design, plus a profit margin of between 0% and 30%, depending on how likely E-City is to be able to leverage the work that it would be doing on the contract to produce other revenue, such as revenue from a printed map product derived from the maps developed under the contract.

In addition to the custom computer map development services described above, E-City has two other products in development, which it plans to begin selling in the first quarter of 2001. These are a licensed, on-line version of its maps to internet websites and a paper map of its completed cities.


     E-City intends to license its on-line maps either through resellers or directly to individual websites. These websites would pay an annual licensing fee to use E-City maps on their website. E-City intends to offer multiple levels of animation on these maps, different user interface options, some customization of the maps, for instance, highlighting a business' physical location on the electronic map and intends to price these additions as value added services to be paid for as upgrades to a simple license of E-City's current mapping product. E-City currently has the ability to license the completed city maps of Seattle, San Francisco, Las Vegas, Los Angeles and Chicago. E-City will be able to license the cities of Washington D.C. and Vancouver, B.C., which are track to be completed by March 2001. E-City also intends to license a less detailed, more traditional computer map, a so-called two dimensional or 2D map of the United States in conjunction with licenses of its visually more detailed city maps which include buildings and landmarks, or three dimensional or 3D maps. E-City has purchased the technology to provide such 2D maps from a third party provider under non-negotiated, standard commercial software license terms renewable on a yearly basis. E-City has then customized these purchased maps so that it can present them and integrate them for an on-line customers needs. The 2D map capability is presently ready to be licensed to customers in connection with E-City's other 3D product.


E-City has not determined a price for its computer map licensing product or the price of the value added upgrades to such a license. E-City intends to base its prices on the prevailing market prices for similar services by its competitors, including Mapquest and Vicinity. Mapquest and Vicinity price similar products between $1500 and $15,000 per year for each site license, depending on the number of upgrade options requested. E-City intends to have a similar pricing structure, depending on market research, feedback from its potential customers, and the level of interest that it finds in the marketplace for its products.


E-City is in the process of developing a paper map printed version of its computer city maps. E-City has completed such a paper map for Seattle and Las Vegas. E-City intends to complete paper maps for San Francisco, Chicago, Washington DC and Vancouver, B.C. by March 31, 2001. E-City intends to complete additional paper maps for other cities as it completes market research on potential cities by the end of the second quarter of 2001. E-City intends to price these maps at retail for between $5-$8 per map, depending on the feedback received from potential distributors and potential customers. Depending on the distribution method which E-City selects, E-City would receive between 33% to 60% of the retail price of the paper maps.


Distribution and marketing methods

Presently, E-City has no distributors of its products. E-City has not yet sold its custom map development services to anyone other than Cityscape.com. E-City has not yet sold its computer map licensing product or its paper map product to anyone. E-City presently makes its custom map development services available to customers who call, email, write or respond to advertisements on E-City's websites and through direct telephone sales calls by E-City's sales staff. E-City intends to make its computer map licensing available through these same mechanisms. E-City also intends to develop a larger sales force so that it might be able to sell its computer map licensing services directly to website owners. E-City is currently looking for strategic partners who might be resellers of the E-City computer map licensing products. Thus far, E-City has not identified or successfully negotiated distribution arrangements with any potential resellers of this service. E-City has not determined how it will price such services with respect to resellers. Management contemplates that such pricing will be done on a revenue-share basis, to be negotiated with a reseller once a possible reseller or resellers have been identified. Such pricing will be determined by the likely volume of sales a reseller might make, any minimum order commitments a reseller might give, any synergies the reseller might provide for E-City's other products, any marketing or brand awareness for E-City that the reseller might provide, the depth and quality of the reseller's customer base and the number of offers from competing resellers that E-City receives.

E-City does not currently print or distribute paper maps. E-City intends to develop a paper map product for sale during the first quarter of 2001. E-City has not yet determined how such maps will be distributed. E-City intends to approach wholesale map and magazine distributors and national retail book, service station and convenience store chains to seek distribution of its printed map product. E-City has not yet entered into negotiations with any such distributor. It is contemplated that such distribution arrangements, if successfully developed, would involve E-City selling paper maps to distributors at 35-50% of the retail price of those maps and to retailers at 45-60% of the retail price of those maps.


Status of products and services

     Currently E-City has computer maps for delivery over the internet and in cd-rom format for San Francisco, Las Vegas, Seattle,Los Angeles and Chicago. These maps are presently available for viewing on the internet and have been developed under the contract between E-City and Cityscape.


E-City anticipates that the cities of Washington DC and Vancouver, B.C.
will be completed by March 2001. The cities of Miami, Orlando, Salt Lake and New York should be completed by June of 2001.

E-City currently offers custom mapping development services to individual customers on a contract basis. E-City can design, film, illustrate, render and deliver, in cd-rom format and on the internet, customized computerized maps of any city in the world on a per city contract basis. These maps take between 6 and 12 weeks to develop, depending on the city.


     E-City anticipates having the ability to license its already developed custom mapping products on a per-year license basis to websites in the first quarter of 2001. San Francisco, Seattle, Las Vegas, Los Angeles and Chicago are complete and would be ready for licensure as soon as E-City determines pricing, distribution, and delivery methods. E-City anticipates that other cities will be available for license as follows: Vancouver, B.C. and Washington DC - March 2001.


E-City has developed a prototype printed map for Seattle, San Francisco and Las Vegas. E-City is currently in the process of seeking printers and distributors for these maps. No printers or distributors have yet been selected. E-City anticipates printing maps for these cities and securing distribution for them in the first quarter of 2001. Thereafter, E-City anticipates printing and distributing paper maps for each city that E-City develops a computer mapping solution.

Revenues

At the moment, E-City's only customer is Cityscape.com. Cityscape pays E-City under a software development contract to develop 10 interactive maps to North American cities. E-City anticipates that its sources of revenue in the future will come from sales of its custom mapping development services to websites under software development agreements similar to the one entered into with Cityscape.com. E-City also anticipates that revenue will be derived from license fees for its computer maps to individual websites on an annual license fee basis. E-City also anticipates that revenue will be generated by sales of E-City's paper map products.

Competitive conditions, competitive position and methods of competition

The computer mapping market in which we compete is relatively new and our services are highly specialized. While competition exists for most of our service offerings, the number of companies with which we compete is relatively small. We expect competition with our services to increase over time as the market for our services grows. Competition may also increase as a result of industry consolidation.

Our map licensing and mapping development services compete with InfoSpace, MapQuest, Vicinity and Switchboard and, to a lesser degree, with other smaller, location-based content providers. InfoSpace, MapQuest, Vicinity and Switchboard have more experience in the field than we do, have established brand recognition, have successfully developed customers, have significant financial and human resources and have a wider variety of products which they offer than we do. It will be very difficult to compete successfully against these competitors. In addition, while we believe that the visual depictions of buildings, landmarks and the look and feel of E-City maps will appeal to some businesses, this visual differentiation may not be sufficient to attract customers. Furthermore, if we are successful in cultivating a customer base based on the visual detail presented in E-City maps, our competitors could add similar features to their products. In addition, with many potential new clients, an additional competitor to our mapping solution is the client's own in-house information systems department which may initially believe that it can duplicate our services at a lower cost. In each competitive situation that we face, we believe the factors that cause potential clients to consider our services include the depth of our mapping offerings, the visual appeal of our maps, the number of cities that we provide coverage for, our ability to integrate our services into larger marketing initiatives, the quality and reliability of our services, our speed of implementation and the overall quality of our technology and client service.

Our printed map products, which we do not currently offer but contemplate offering in the first quarter of 2001, compete against a number of suppliers of printed maps. By far, the largest of these printed map companies is Rand McNally, which has a long established brand, comprehensive distribution, an enormous product offering and significant human, financial, technical and strategic resources at its disposal. Rand McNally does not presently offer a city map which depicts buildings and landmarks with the same detail as E-City's planned paper maps. However, if we are successful in cultivating a customer base based on the visual detail presented in E-City maps, our competitors could add similar features to their products. We are in a difficult competitive position, being a new entrant in a field that has such an established, well-financed, highly visible competitive leader. We believe that consumers make paper map purchasing choices based primarily on ease of availability, price and visual appeal. Rand McNally makes maps which are widely distributed, reasonably priced and full-colored. In order to compete successfully in this market, we will have to establish widespread distribution of our paper map products and consumers will have to find those products visually appealing.

Dependence on one customer


     We are currently dependent on our one customer, Cityscape.com, Inc., for all of our sales to date. While we anticipate identifying and securing other customers, we have been unable to do so to date. To date, we have one development contract with Cityscape.com, Inc. This software development agreement, dated September 15,1999, was originally between 3DCityGuide.com, Inc., which subsequently changed its' name to Cityscape, and Butterfly Software. The agreement specifies payments of $2,000,000.00 from Cityscape to Butterfly beginning August 1, 1999, with a term of two years. The agreement requires us to create interactive mapping solutions for 10 cities. We have realized revenue of $850,000 to date under the agreement. The agreement was assumed by E-City at the closing of the E-City purchase of Butterfly Software, which occurred on August 15, 2000. We have completed five cities under the agreement, Seattle, San Francisco, Las Vegas, Los Angeles and Chicago. We have substantially completed Vancouver, B.C., and Washington DC, and we expect to complete these cities by March 31, 2001. We anticipate completing the three remaining cities by June 1, 2001.


There can be no assurance that E-City will be successful in gathering customers other than Cityscape. E-City's potential customers include various industry segments on the internet, including retail, physicians and dentists, service providers, governmental offices and industrial concerns.


Research and development

Other than the acquisition of Butterfly Software, E-City has not made an investment to date in research and development. E-City has developed its computer mapping process as part of the execution of its obligations under the Cityscape software development agreement. To the extent that the development of E-City's mapping process qualifies as research and development, 100% of the development of its products was borne by E-City's customer. Butterfly Software, E-City's subsidiary and predecessor entity, spent $99,893 on research and development.


Proprietary rights and licensing

We rely primarily on a combination of copyrights, licenses, trade secret laws and restrictions on disclosure to protect our intellectual property and proprietary rights. We also enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our internal documentation and other proprietary information. Our only license that we have granted a customer of our products is the license granted to Cityscape under the software development agreement. The software that we utilize in the development of our computer maps is all commercially available software that we purchase with the standard form of end user license agreement.


Regulatory environment

The aspect of our business which faces significant governmental regulation or is likely to face such regulation is the aspect of our computer mapping capability delivered via the internet and through our website. Within the United States, the legal landscape for internet privacy is new and rapidly evolving. Collectors and users of consumer information over the internet face potential tort liability for public disclosure of private information; and liability under federal and state fair trade acts when information sharing practices do not mirror stated privacy policies. Due to the increasing popularity and use of the internet, it is likely that a growing number of laws and regulations will be adopted at the international, federal, state and local levels relating to the internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of services. Further, the growth and development of the market for activity on the internet may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the internet, which could, in turn, decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the internet could harm our business.

Employees and consultants


As of December 31, 2000, we had 16 employees and three consultants, 12 of who were based at our offices in Vancouver, British Columbia and four of whom are based out of our offices in Seattle, Washington. None of our employees is subject to a collective bargaining agreement. We do not have any written employment agreements with any of our employees. We believe that our relations with our employees and consultants are good.

Upon effectiveness of this registration statement on Form SB-2, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.


Management's discussion and analysis



The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk factors" and elsewhere in this prospectus.



Overview

We provide on-line and cd-rom computerized mapping solutions for Internet sites and other business that utilize computerized mapping services. We develop and market products which allow our clients to provide computerized mapping services to their customers.

E-City Software, Inc. is a development stage Nevada corporation formed on May 12, 2000 for the purpose of developing and commercializing computer mapping products in cd-rom format and on the internet. Our subsidiary, Butterfly Software, Inc., a British Columbia corporation, was formed on November 8, 1998 for the purpose of producing computerized maps. In its original conception, Butterfly was to make computerized maps in the form of maps of popular tourist destinations which it planned to sell to wholesale and retail customers on cd-rom in a screen saver format. In September of 1999, Butterfly changed its business model and began focusing on the delivery of computer maps via the internet, as well as in cd-rom format. Butterfly Software became a wholly owned subsidiary of E-City on August 15, 2000. E-City purchased 100% of the stock of Butterfly Software on August 15, 2000 in exchange for 50,000 shares of common stock of E-City.

We intend over the next 12 months, to add two new products to our currently available product offering. Presently, we are in the process of developing 10 computer maps of North American cities under our software development contract with Cityscape. Our only currently offered product consists of this computer map product that we can create for potential customers on a city by city basis, under similar terms as the contract that we entered into with Cityscape.


While we have the ability and staff presently to produce a map of another North American city every six to eight weeks, we would like to expand that ability to producing a North American or international city every four weeks. To increase our development capability and speed will require an additional $250,000 for the hiring of new developers and the purchase of new equipment.

We would also like to develop a sales force to sell this product to potential customers, as well as the paper map product and the computer map licensing product that we have in development. Presently, we have a full-time sales staff of two people. We would like to expand that sales staff to 10 people, which we believe would allow us to target potential customers for all three products effectively. We would also like to advertise our products via the internet, attendance at trade shows and through print and outdoor media. We estimate that to expand the sales department and to advertise our products to create awareness and attract potential customers, we need to spend $500,000 on sales and marketing over the next twelve months.

We intend to design, print and achieve distribution for our printed map product, which we expect to begin production of in the first quarter of 2001. In order to typeset and print a full set of paper maps for our first city, we anticipate upfront costs of around $15,000 for 50,000 maps. We expect that distribution costs will run approximately $5000 for the first 50,000 maps. If we are successful in securing distribution for the first set of printed maps, we anticipate distributing at least 9 additional paper map products over the course of the next twelve months. Each new city will cost approximately $20,000 to print and distribute. We believe that the total budget that we will need to print and distribute 500,000 maps for 10 cities will be $200,000. Our anticipated revenues from the sale of paper maps at a wholesale distributor price of $2.50 to $3.00 per map will be between $1,250,000 and $1,500,000, assuming that all of the maps were sold.


Results of operations for the nine months ended December 31, 2000 and 1999, and for the years ended March 31, 2000 and 1999.

     Revenues for the nine month period ended December 31, 2000 were $600,000 as E-City completed three additional cities -Seattle, San Francisco and Los Angeles, as part of its software development agreement with Cityscape.com. Revenues for the nine month period ended December 31, 1999 were $0 as E-City had only started contract work for Cityscape.com in September of 1999.

Revenues for the year ended March 31, 2000 were $250,000 as E-City completed work on the city of Las Vegas. Revenues for the year ended March 31, 1999 were $0.

Revenue from the sale of the interactive guides is recognized when delivery is complete, and no significant obligations remain unfulfilled by E-City and when collection of any remaining receivable is probable. Payments collected prior to revenue recognition are accounted for as deferred revenue.

At the moment, E-City's only customer is Cityscape.com. Cityscape pays E-City under a software development contract to develop 10 interactive maps to North American cities. E-City anticipates that its sources of revenue in the future will come from sales of its custom mapping development services to websites under software development agreements similar to the one entered into with Cityscape.com. E-City also anticipates that revenue will be derived from license fees for its computer maps to individual websites on an annual license fee basis. E-City also anticipates that revenue will be generated by sales of E-City's paper map products.

Operating Expenses

     General and administrative expenses are comprised primarily of expenses related to the support and maintenance of our software development team. Other costs include consulting fees, accounting services and filing fees. General and administrative expenses for the nine months ended December 31, 2000 were $187,248 an increase of $138,108 over the same period in the prior year. This increase is due mainly to higher depreciation and amortization costs as well as higher office, consulting and legal expenses.

General and administrative expenses for the year ended March 31, 2000 were $78,394 an increase of $71,758 over the same period in the previous year. This increase is due to the expansion of E-City's marketing, web design and mapping capabilities. We expect general and administrative expenses to increase substantially over the previous year if E-City is successful in developing and marketing a paper mapping product and in obtaining new customers for its products and services. We anticipate that such expenditures could be as high as $550,000 or more depending on the level of growth.

Research and development expenses were incurred up through August 31, 1999 when a working model for our interactive city guides was completed. Since that time no additional funds have been spent on research and development. At the moment, we have not spent money in the development of our paper mapping products. We anticipate spending approximately $200,000 to $400,000 on product development over the next twelve months.


Financial Condition

For the nine month period ended December 31, 2000 E-City had net income of $125,600 while for the nine month period ended December 31, 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company has incurred net losses of $148,464, $61,483 and $6,653 respectively. Also, for the nine month period ended December 31, 2000 and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company had a working capital deficit of $13,614, $209,598, $126,696, and $6,687, respectively.

E-City has formulated a plan involving several efforts including an increased marketing effort to contact potential customers. Expenses and costs are also being examined to determine their need and effectiveness to meet the company's goals. Various equity sources are also being explored in order to generate cash if needed. Along with exploring equity sources, E-City is also pursuing financing options, although nothing specific has yet been established with an investor or financing party. If needed, E-City has also considered cutting back on its projects which would entail a reduction of force and related expenses and curtailment of certain advertising and marketing efforts.

The company is in a very tenuous cash position going forward. There are reserves of less than one month's of operating cash and payments from Cityscape under the software development agreement cannot be assured. There can be no assurance that E-City will develop any new customers, or that its pricing arrangement with such customers, if located, will be sufficient to provide E-City with the financial resources necessary to continue operation.

Liquidity and capital resources

We continue to finance our growth primarily through funds generated from operations. For the nine months ended December 31, 2000, net cash provided by operating activities was $106,623. As of December 31, 2000, we had cash and cash equivalents of $38,706.

     The company had a positive change in cash of $24,048 for the nine month period ended December 31, 2000. The principal sources of cash were net earnings in the amount of 125,560, an increase in accounts payable and accrued expenses of $25,169, an increase in our provision for income taxes of $42,676, an increase in depreciation and amortization of $14,699. The principal uses of cash were an increase in work in progress of $96,756, an increase in equipment of $67,200, a decrease in deferred revenue of $10,000, and an increase in prepaid expenses of $10,225.

     The company had a negative change in cash of $4,374 for the nine month period ended December 31, 1999. The principal sources of cash were an increase in related party advances payable of $161,829, an increase in deferred revenue of $226,000, an increase in long term debt of $19,950, an increase in depreciation of $7,016 and an increase in accounts payable and accrued expenses of $5,560. The principal uses of cash were net losses of $148,464, an increase in related party advances receivable of $83,845, an increase equipment of $74,709, an increase in work in progress of $109,678 and an increase in prepaid expenses of $4,795.

The company had a positive change in cash of $2,206 for the year ended March 31, 2000. The principal sources of cash were an increase in related party advances payable of $169,747, an increase in deferred revenue of $96,000, an increase in accounts payable and accrued expenses of $26,788 and an increase in depreciation and amortization of $11,463. The principal uses of cash were an increase in related party advances receivable of $$85,178, an increase in work in progress of $73,068, net losses of $61,483, an increase in equipment of $59,600 and an increase in prepaid expenses of $13,035.

The company had a positive change in cash of $12,452 for the year ended March 31, 1999. The principal sources of cash were an increase in related party advances payable of $21,617 and an increase in accounts payable and accrued expenses of $5,788. The principal uses of cash were principal payments of long term debt of $8,295 and net losses of $6,653.

     For the nine month period ended December 31, 2000 and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the company had contract work in progress of $170,925, $109,678, $74,169, and $0, respectively. Contract work in progress represents the costs to produce the interactive guides and is accumulated as an asset and recorded as costs of goods sold when revenue is recognized. Management has elected to include into work in progress a portion of general and administrative costs based on a reasonable usuage for the direct production of the interactive city guides. Other direct costs are included at 100% until the revenue is recognized.

     The interactive city guides of Vancouver, B.C., Chicago and Washington, DC contributed $67,253, $55,291 and $48,381 respectively towards contract work in progress as of December 31, 2000. These three interactive city guides were approximately 90%, 80% and 70% completed as of December 31, 2000 with the city of Chicago completed in January of 2001 and the cities of Vancouver, B.C. and Washington, DC scheduled to be complete by March 31, 2001. Contract work in progres for projects that are not expected to be included in costs of good sold during the twelve months following the balance sheet date are recorded as long-term costs in the "other assets" section of the balance sheet. Contract work in progress that is expected to be recorded as costs of sales within the next twelve months is included in current assets. As of December 31, 2000, all projects for which costs have been incurred are expected to be completed within twelve months and, accordingly, contract work in progress is included in current assets.

We believe that existing cash balances and funds generated from operations are insufficient to meet our liquidity needs for the foreseeable future. We are actively pursuing customers so that we may reach a level of sales sufficient to meet our liquidity needs.


While E-City is optimistic about the company's long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its growth outlook.


Our independent certified public accountants have issued a report on our audited statements with an explanatory paragraph regarding our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain additional financing or refinancing as may be required, and ultimately upon our ability to attain profitability.

We need working capital to execute our business plan and, in the future, we may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. We do not have any present understanding, nor are we having any discussions relating to any such acquisition or investment. Any such acquisition or investment could harm our operating results or cause our stock price to decline because:

- the amount of time and level of resources required to successfully integrate its business operation could be substantial;

- challenges in assimilating personnel, organizational structure, and technology could cause significant delays in executing other key areas of our business plan;

- the key personnel of the acquired company may decide not to work for us, which could result in the loss of key technical or business knowledge to us; and

- we may have to incur  debt or issue  equity  securities  to pay for any future
acquisitions,   the  issuance  of  which  could  be  dilutive  to  our  existing stockholders.

We believe that our current cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through February 2001. If cash generated from operations is insufficient to satisfy our liquidity requirements after that date, we may seek to sell additional equity or debt securities or to obtain a credit facility; however, at the present time, we have not entered into any arrangements or understandings with respect to any such financings. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in an increase in our fixed obligations and could result in operating covenants that would restrict its operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. In addition, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material and adverse effect on our business, results of operations and financial condition.


Cash requirements


Presently, without the sale of additional shares, we do not have sufficient capital to maintain, grow or continue our operations for the next 12 months. Our plan of operation is therefore dependent upon our ability to raise capital apart from this offering. We have less than one month of working capital or cash available presently. We need to raise additional funds as soon as practicable. We do not presently have any arrangements or understandings with any investors or potential investors with respect to an investment in E-City. We have not decided at what price or under what terms we will raise such additional funds. The factors that we will utilize in making such a decision include, our success in developing new customers or strategic partners for E-City, the market valuation of our competitors, the availability of investments generally for development stage start-up companies and the feedback that we receive from potential investors. We intend to target potential customers and potential strategic partners as possible investors in E-City, though we have not received any indications of interest so far. E-City has identified acquaintances of the officers and directors who are interested in providing debt or equity financing for E-City. E-City has not reached any terms with such prospective investors in which such financing would be forthcoming. E-City intends to pursue these sources of possible financing. In addition, E-City intends to pursue financing via venture capital funds and private capital groups. E-City has not yet identified any specific venture capital funds or private capital groups. E-City intends to identify such funds by March 31, 2001. There can be no assurance that E-City will be successful in identifying appropriate funds or that such funds, if identified, will be willing to make an investment in E-City on financial terms acceptable to E-City. E-City also intends to solicit proposals from investment banking firms to conduct financing on behalf of the company. E-City has not identified any specific investment banking firm to date. E-City intends to identify an appropriate investment banking firm by March 31, 2001. There can be no assurance that E-City will be successful in identifying an appropriate investment banking firm or that once identified such an investment banking firm will be willing and able to provide financing to E-City under acceptable terms and conditions. If we are unable to raise additional or sufficient funds for E-City, we will have to abandon our additional hiring plans, possibly close either our Seattle or Vancouver office to consolidate, abandon our plan to produce paper maps, reduce staff or salaries, increase the number of customers, or some combination thereof. These steps may not be sufficient and we may fail, even with these measures, if we are unsuccessful in raising additional funds under acceptable terms.


Research and development

We intend to develop an ability over the next twelve months to deliver our maps via hand held, internet enabled devices, such as a cellular phone or a Palm
Pilot or other personal electronic appliance. We do not yet know how much it will cost to develop such an ability. We also intend to continue to develop techniques for compressing our computer maps, shrinking their file size, so that we might transmit them faster over the world wide web. We do not yet know how much it will cost to do this. The factors we will use to determine how much money to spend on research and development will include, feedback from our customers, the expenditures of our competitors, the availability and terms of additional financing that we intend to seek, our available cash and general market conditions.

Plant and equipment

We currently have offices in Seattle, Washington and Vancouver, British Columbia. Most of our core software development and mapping and animation technology will be hosted in Vancouver where the employee base is large and wages are generally lower than in most regions of the United States for software developers. We would like to expand our Seattle and Vancouver offices if we are able to hire additional employees and our customer growth supports such an expansion. According to the growth plan that we have currently, we will need approximately 5000 additional square feet of office space between the two facilities. We believe that this space will be available to lease on an already improved basis and should cost us approximately $60,000 per year in office lease payments.

Employees

We plan to hire approximately 15 additional developers in the next 12 months to meet business expansion and continue servicing existing and new clients, developing existing and new business lines, and augmenting our management, marketing, sales and business development capacities. We intend to hire an additional 8 to 10 sales and marketing staff members. This should bring our total of new hires to around 25 over the course of the next 12 months. We estimate the average cost of each new hire to be approximately $45,000 per year. If we are unable to afford to hire so many people, we will scale back our expansion plans accordingly.

Description of property


Most of our employees are located in an approximately 6,000 square foot facility in Vancouver, British Columbia. The lease for this facility expires in May, 2002. The terms of this lease are as follows: On April 30th, 1999 Butterfly Software entered into a 3 year lease agreement for approximately 3,026 square feet of office space for a total financial commitment of approximately $89,296 Canadian over the period June 1, 1999 thru May 31, 2002. Further, on April 20th, 2000 Butterfly Software entered into a 26 month lease agreement for approximately 2,858 square feet of office space for a total financial commitment of approximately $54,137 Canadian over the period April 1, 2000 thru May 31, 2002. The leases are attached to this filing as Exhibits 10.11 and 10.12. Our headquarters are located in Seattle, Washington of approximately 600 square feet. This facility is rented on a month-to-month basis with no lease agreement. We believe that these existing facilities are adequate to meet our current, foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Certain relationships and related party transactions

There has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described where required in "Management," and the transactions described below.


E-City advanced a total of $75,412 to Cityscape.com over the period August 1999 to March 2000. The outstanding principal balance of this advance is $74,917. This advance is evidenced by a promissory note dated Jan 15, 2001 which provides for interest at 8% per annum and payment of principal and interest no later than January 15, 2002. This promissory note is filed as exhibit 10.9 to this registration statement.


E-City advanced a total of $10,136 to Anis Jessa over a period of seven months starting in May of 1999. The outstanding principal balance of this advance is 10,136. This advance is non-interest bearing and does not have a specific repayment term. There is no promissory note or other writing related to this advance.

E-City received an advance of funds from the entities listed below which are owned by several related parties including Matthew Brooks, who is an officer and controlling shareholder of Cityscape.

E-City received a total of $10,467 as an advance from Ranchland Contracting Ltd. in August and September of 1999. The outstanding principal balance of this advance is $0.The principals of Ranchland Contracting are Matthew Brooks and Rod Farquharson.

E-City received an advance of $2,000 from Canwest Roadbuilders Ltd. on August 27, 1999. The outstanding principal balance of this advance is $0. The principals of Canwest Roadbuilders are Matthew Brooks, Pasquale Lastoria and Domenico Macera.

     E-City received an advance of $4,000 from 559767 BC Ltd., on August 27, 1999. The outstanding principal balance of this advance is $0. The principals of 559767 BC Ltd. are Matthew Brooks and Domenico Macera.

E-City received an advance totaling $76,671 from Aggressive Roadbuilders Ltd. in July and August of 1999. The outstanding principal balance of this advance is $0. The principal of Aggressive Roadbuilders is Daryl Brooks. Daryl Brooks is also an officer and controlling shareholder of Cityscape.

E-City also received an advance from E-City shareholder Pacific View Holdings, Ltd., an entity owned by Daryl Brooks, a controlling shareholder of Cityscape. E-City received a total of $54,869 from Pacific View Holdings Ltd. from May 1999 through March of 2000. The outstanding principal balance of this advance is $0.


E-City received an advance from E-City shareholder Kirk Roberts totaling $15,500 in August and September of 2000. The outstanding principal balance of this advance is $0.

Mr. Jessa gifted  200,000 shares to VCBM Company Ltd. and 200,000 shares to
Dale Clark on June 1, 2000. In a separate transaction, these parties lent $400,000 to Matthew Brooks. The specific terms of this loan are not known to Mr. Jessa.



Acquisition of Butterfly by E-City - relationship with Cityscape


To date, we have one development contract with Cityscape.com, Inc. This software development agreement, dated September 15, 1999, was originally between 3DCityguide.com, Inc., the previous name for Cityscape, and Butterfly Software. The agreement specifies payments of $2,000,000.00 from Cityscape to Butterfly over a period of two years, ending August 1, 2001. The agreement was for the creation of interactive mapping solutions for 10 cities at an average of $200,000 per city. There have been payments of approximately $900,000 to date under the agreement. The agreement was assumed by E-City at the closing of the E-City purchase of Butterfly Software, which occurred on August 15, 2000. E-City purchased 100% of the stock of Butterfly Software on August 15, 2000 in exchange for 50,000 shares of common stock of E-City, 25,000 of which will be registered in this offering by Anis Jessa. Anis Jessa and his affiliates were 50% owners of Butterfly Software prior to its acquisition by E-City. While the corporation's conflict of interest policies were observed with respect to E-City's ratification of this related party transaction, there can be no assurance that the terms of the transaction were fair to the shareholders of E-City.


We have derived 100% of our revenues since inception from one customer, Cityscape.com, Inc, a company Chief Executive Anis Jessa used to own approximately 35% of the issued and outstanding shares. Mr. Jessa also served as a director of Cityscape until July, 2000.

Anis Jessa currently serves as our chief executive officer. Prior to July, 2000, Mr. Jessa served as the president of Cityscape.com, Inc. and as a director. In July of 2000, Mr. Jessa resigned as an officer and director of Cityscape. Under stock repurchase agreements entered into with other founders of Cityscape, Mr. Jessa was required to sell his holdings in Cityscape to the other founders at par value of $0.0001 per share upon his resignation. While Mr. Jessa was a holder of approximately 35% of the issued and outstanding stock of Cityscape, he presently has no direct or indirect financial or equity interest in Cityscape.

Gifts of shares by Anis Jessa

On June 1, 2000, Anis Jessa gifted 1,134,750 shares to the following members of his family: Shabnam Jessa, Mohamed Azim Jessa, Aliyha Jessa, Zinnat Mohamedali Gulamhusein, Zehra Claire Visram, and Fidahusein Jessa.

On June 1, 2000, Anis Jessa gifted 726,650 shares to the following list of friends: Gord Hartshorne, Derek Radstaak, Cheryl Tingstad, Doug Miller, Miranda Ronse, Leo Ronse, Rod Froehler, Rod Farquharson, Greg Phoenix, Derek Phoenix, Elizabeth Phoenix, Tracey Phoenix, David Brown, Paul Thompson, Kenneth Roberts, Kirk Roberts, Kristine Ponte, Mike Dwyer, Patricia Dwyer, Garry Haverty, Kirby Helliwell, Tony Miniaci, Michael Kelly, George Shinbo, Paul Kugler, Al Sedgewick, Martin Malus, Monica Pulver and Beatrice Stockwell.


On June 1, 2000, Anis Jessa gifted 1,891,350 shares to the following list of business associates: Park Bench, LLC., 481331 BC Ltd., Ranchland Contracting Ltd., Elle Holdings Ltd., Wynand Investments, Kontiki Corp Ltd., Empire Builders, Inc., VCBM Company Ltd., Dale Clark, BAS Ltd., Deklite Ltd., and Handsome Enterprises Ltd.

With respect to transfers made to entities which Anis Jessa has made, no consideration was given for such transfers, so we believe them to be therefore not "sales" of securities and therefore not subject to restrictions on transfer. We believe that 33 of the transferees are unaccredited investors. All of the transferees were provided access to all of E-City's relevant corporate information. The registrant has made its own independent determination and is satisfied that these unaccredited investors are sophisticated without representatives with respect to the business of E-City and are both capable of an evaluation of the risks that an investment in E-City would entail and or bearing the risk, including a total loss of their investment, which in the case of these transferees is zero, since no investment was made. We believe that these transfers, if considered as sales under the securities laws, are exempt under Section 4(2). The purpose of these gifts was either to (1) transfer the shares to another entity which Mr. Jessa has beneficial ownership of or (2) done for reasons of family relation or (3) goodwill. Mr. Jessa received no commercial benefit from the gifting of the shares. The shares were not gifted to satisfy any past debts nor granted in exchange for future services. Mr. Jessa believes that certain of the granteesmay, as they now have a financial interest in E-City, help to provide E-City with customer contacts in the future, but they are under no obligation to do so.

Sales of our common stock and preferred stock

Common stock. The following table summarizes the private placement transactions in which we sold common stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them.


                                                     Price
                                                     per      Shares of common
Purchaser               Dates of purchase            share    stock
------------------ -------------------------------- ---------------------

Anis Jessa
director and
executive officer       5/12/00                      $0.0001  3,555,250

Salim Devji
director and
executive officer       8/1/00                       $0.0001  200,000

Robin Moulder
director and
executive officer       8/1/00                       $0.0001  20,000

Susan Polmar
executive officer       8/1/00                       $0.0001  5,000

Shabnam Jessa (1)       5/12/00                      $0.0001  962,250

Mohamed Azim Jessa
Irrevocable Trust (1)
14213 SE 63rd St.
Bellevue, WA 98006      5/12/00                      $0.0001  75,000

Irrevocable
Aliyah Jessa Trust(1)   5/12/00                      $0.0001  75,000

Zinnat Mohamedali       5/12/00                      $0.0001  12,500
Gulamhusein1 (1)

Zehra Claire Visram (1) 5/12/00                      $0.0001  5,000

Fidahusein Jessa (1)    5/12/00                      $0.0001  5,000

Totals 4,915,000

1 Affiliates of Anis Jessa

Description of insider sales

Between May 12, 2000 and August 1, 2000, the registrant sold 4,915,000 shares of common stock in a private placement. There was no public offering of the shares. The duration of the offering period was May 12, 2000 to August 1, 2000. The shares were offered to acquaintances of the officers, directors and employees, as well as offered to the officers and directors themselves. On August 15, 2000, E-City issued to Butterfly Software 50,000 shares of common stock in exchange for 100% of the issued and outstanding stock of Butterfly Software under the attached Stock Purchase Agreement. The officers and directors as a group purchased 4,915,000 shares in this private placement or 99% of the total shares issued in the private placement. In addition, the additional shares issued in connection with the acquisition of Butterfly Software were also issued to insiders of the company and totaled 50,000 shares or 1% of the total then outstanding.

Under the above transactions, the officers, directors and 5% or greater shareholders of E-City purchased a total of 4,915,000 shares in the private placement, representing 99% of the total shares issued and outstanding of E-City subsequent to the private placement.

Officer and director Anis Jessa and his affiliates purchased 4,690,000 of shares on May 12, 2000 at a per share purchase price of $0.0001. Officer and director Anis Jessa was issued 25,000 shares on August 15, 2000 in connection with the acquisition of the Butterfly Software.

Officer and director Robin Moulder purchased 20,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer and director Sal Devji purchased 200,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer Susan Polmar purchased 5,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement.

     On February 1, 2001, Salim Devji resigned as an officer, director and employee of E-City Software. As part of his settlement and severance package, Mr. Devji agreed to transfer 175,000 of his common shares of E-City Software to Anis Jessa.

Indemnification agreements

We are entering into indemnification agreements with each of our directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. For a description of the limitation of our directors' and officers' liability and our indemnification of such directors and officers, see "Limitation on directors' and officers' Liability and Indemnification."

Conflict of interest policy

We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

Market for common equity and related stockholder matters


There is no trading market for our common stock at present and there has been no trading market to date. Management has not undertaken any discussions with any prospective market maker concerning the participation in the aftermarket for our securities and management does not intend to initiate any discussions. We cannot guarantee that a trading market will ever develop or if a market does develop, that it will continue. As of December 31, 2000, there are no options outstanding to purchase shares of our common stock and no options to purchase our common stock that are authorized and available for grant. We have no shares that are currently eligible for sale under Rule 144 and 4,690,000 shares which may be eligible for sale under Rule 144 on May 12, 2001, depending on whether the holder remains an affiliate. We have 225,000 shares which may become eligible for sale under Rule 144 on August 1, 2001, depending on whether the holder remains an affiliate. We have 50,000 shares which may become eligible for sale under Rule 144 on August 15, 2001, depending on whether the holder remains an affiliate. We have 3,853,000 common shares which we have agreed to register under the Securities Act in this offering for sale by current security holders. There are approximately 51 holders of record of our shares of common stock. No dividends have been paid on our common stock to date, and we have no plans to pay dividends on our common stock in the foreseeable future.

The Securities and Exchange Commission has adopted a rule that established the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if trading in our common stock is determined to be subject to the above rules, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.


Where you can find additional information


We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.


You may read and copy all materials which we file with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may also visit our website for further information at http://www.ecitysoftware.com.

(THIS PAGE INTENTIONALLY LEFT BLANK)

Financial statements



Report of HANSEN, BARNETT & MAXWELL CERTIFIED PUBLIC ACCOUNTANTS ......F1 (44)

Financial Statements

Balance Sheet .........................................................F2 (45)

Statements of Operations ..............................................F4 (47)

Statements of Shareholders' Equity.....................................F5 (48)

Statements of Cash Flows.......................................  ......F6 (49)

Notes to Financial Statements.......................................F8-15 (51)











Report of Hansen,
Barnett & Maxwell,
Certified Public
Accountants,

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                       AND

                              FINANCIAL STATEMENTS


                             March 31, 2000 and 1999

                             E-CITY SOFTWARE, INC.

                                 AND SUBSIDIARY





                                TABLE OF CONTENTS


                                                                       Page



Report of Independent Certified Public Accountants ....................F1 (44)

Financial Statements:

Consolidated Balance Sheets - December 31, 2000 and 1999 (Unaudited),
March 31, 2000 and 1999 ...............................................F2 (45)

Consolidated Statements of Liabilities & Stockholder Deficit Nine Months Ended December 31, 2000 and 1999 (Unaudited), and for the Year Ended
March 31, 2000 and for the Five Months Ended March 31, 1999............F3 (46)

Consolidated Statements of Operations for the Nine Months Ended December 31, 2000 and 1999 (Unaudited), and for the Year Ended
March 31, 2000 and for the Five Months Ended March 31, 1999............F4 (47)

Consolidated Statements of Stockholders' (Deficit) for the Five Months Ended March 31, 1999 and for the Year Ended March 31, 2000 and for the Nine Months
Ended December 31, 2000 and 1999 Unaudited)...........................F5 (48)

Consolidated Statements of Cash Flows for the Nine Months Ended
December 31, 2000 and 1999 (Unaudited), and for the Year Ended March
31, 2000 and for the Five Months Ended March 31, 1999 .................F6 (49)

Notes to Financial Statements ......................................F8-15 (51)

F-1
                            HANSEN, BARNETT & MAXWELL
                           A Professional Corporation

                          CERTIFIED PUBLIC ACCOUNTANTS
                                 (801) 532-2200

Member of AICPA Division of Firms Fax (801) 532-7944
Member of SECPS 345 East 300 South, Suite 200
Member of Summit International Associates Salt Lake City, Utah 84111-2693




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of directors and Shareholders

E-City Software, Inc. and Subsidiary



We have audited the accompanying consolidated balance sheets of E-City Software, Inc. and subsidiary as of March 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended March 31, 2000 and for the Five Months Ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of E-City Software, Inc. and subsidiary as of March 31, 2000 and 1999, and the results of their operations and their cash flows for the year ended March 31, 2000 and for the five months ended March 31, 1999 in conformity with accounting principles generally accepted in the United States.



The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's operating losses since inception and negative working capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
September 12, 2000

F-2
                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS





                       December 31,                              March 31,
                     ------------------------          -----------------------
                     2000               1999           2000            1999
                    ------             ------          ------         ------
                    (Unaudited)        (Unaudited)

                                  ASSETS
Current Assets

Cash                $ 38,706            $ 8,078         $ 14,658     $ 12,452

Contract work
in progress         170,925              109,678          74,169        ---

Prepaid expenses     23,457               4,795           13,232        ---

Related party
advances             85,548              83,845           86,055        ---
                  -----------         -----------      ----------- -----------
Total
Current Assets      318,636             206,396          188,114       12,452
                  -----------         -----------      ----------- -----------

Property and Equipment

Automobiles          20,362               21,005          21,043         ---
Furniture
and fixtures         11,420                6,468           6,480         ---
Computer equipment   73,572               47,236          52,792         ---
Computer software    42,161                ---              ---          ---
Less:
accumulated
depreciation        (36,598)              (7,133)        (11,636)        ---
                  -----------           -----------    ----------- -----------
Total
Property
and Equipment       110,917               67,576          68,679         ---
                 -----------            -----------    ----------- -----------

Other Assets
(net of
amortization)         2,711                 ---            ---           ---
                 -----------             -----------   ----------- -----------

Total Assets      $ 432,264              $ 273,972      $ 256,793   $ 12,452
                 ===========             ===========   =========== ===========

                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                     December 31,                                  March 31,
                     ------------------------          -----------------------
                     2000               1999           2000            1999
                     ------             ------         ------         ------
                    (Unaudited)        (Unaudited)


Current Liabilities

Accounts payable    $ 41,009            $ 2,988          $-           $   -

Accrued expenses      17,302              8,389          29,691        5,817

Obligations
under capital
lease -
current portion        3,621             3,466           3,538            -

Related
party advances       184,318            175,151         182,130       13,322


Deferred revenue      86,000             226,000        96,000            -

Deferred tax
liability             42,676             -                -               -
                    ----------        -----------      ---------      ---------

Total Current        374,926            415,994         314,810        19,139
Liabilities         ----------        -----------      ----------     ----------

Obligations
Under Capital Lease
Long Term             11,758             15,865          14,984           -
                    ----------         ----------       ----------     ---------


Total Liabilities    386,684            431,859          329,794        19,139
                    ---------          ----------       ---------      ---------


Stockholders' Deficit

Common stock,
$0.0001 par value,
50,000,000 shares
authorized,
4,965,000,50,000,
50,000 and 50,000
shares issued and
outstanding,
respectively             497                   5              5          5

Accumulated
income (deficit)      57,464                (155,117)       (68,136)    (6,653)

Accumulated other
comprehensive
income(loss)         (12,381)                 (2,775)        (4,870)       (39)
                     -------               ----------       --------    -------


Total Stockholders'
 Deficit              45,580                (157,887)        73,001     (6,687)
                    ---------               ----------      --------    -------



Total Liabilities
and Deficit          $432,264                273,972         256,793    12,452
                    ==========             ===========      =========  =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-4
                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                      For the Nine             For the Year    For the Five
                      Months Ended             Ended           Months Ended
                      December 31,             March 31,       March 31,
                      -----------------        -----------     ------------
                      2000         1999         2000            1999
                      ----         ----        ------          -------
                         (Unaudited)




Sales              $ 600,000           $ ---        $ 250,000       $ ---

Cost of Goods Sold   245,815             ---          132,023         ---
                   -----------     -----------      -----------    ----------

Gross Profit         354,185             ---          117,977         ---

Operating Expenses

General and
administrative
expenses             187,248          49,140          78,394     6,636

Research and
development            ---            99,520          99,893      ---
                  -----------      -----------     ----------- -----------

Total Operating
Expenses            187,248           148,660        178,287       6,636
                 -----------       -----------     -----------  -----------

Income (Loss)
from Operations    166,937           (148,660)      (60,310)      (6,636)

Other Income (Loss)

Interest income        37             40                57         2

Gain (Loss) on
foreign currency
exchange               1,302         156              1,230)      (19)
                   -----------  -----------        -----------  -----------

Net Other
Income (Loss)         1,339          196             (1,173)     (17)
                  -----------   -----------        -----------  -----------

Net Income (Loss)
Before Provision
For Income Taxes  $ 168,276     $ (148,464)        $ (61,483)    $(6,653)
                   -----------  -----------        -----------   -----------

Provision For
Income Taxes       (42,676)           ---              ---           ---

Net Income (Loss) $ 125,600    $ (148,464)         $ (61,483)    $ (6,653)
                  ===========  ===========         ===========   ===========

Basic Income
(Loss) Per Share  $ 0.03        $ (0.03)            $ (0.01)       $ ---
                 ===========  ===========          ===========   ===========

Weighted Average
Shares Outstanding 4,965,000   4,740,000           4,740,000     4,740,000
                  ==========  ===========         ===========   ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                           E-CITY SOFTWARE, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                       Accumulated
                                          Accumulated  Other
                 Common Stock    Paid In  Income       Comprehensive  Total
                 Shares Amount   Capital  (Deficit)    Income Loss    Equity
                 -------------   -------  -----------  -------------  ------

11-9-98
Shares
issued at
inception        50,000  $ 5       $ -       $ -          $ -          $ 5

Net loss              -    -         -       (6,653)        -         (6,653)
Translation
adjustments           -    -         -          -          (39)         (39)
                                                                     ----------
Comprehensive Loss    -    -         -          -           -          (6,687)

                  ------- -------  --------  --------    --------     --------


Balance
3-31-99           50,000   5         -       (6,653)       (39)         (6,687)

Net loss              -    -         -      (61,483)        -          (61,483)

Translation           -    -         -            -        (4,831)      (4,831)
adjustments                                                             --------

Comprehensive Loss    -    -         -            -          -          (66,314)
                   ------ ------- ----------  -----------  ---------  ----------


Balance
3-31-00            50,000  5         -           (68,136)    (4,870)    (73,001)



NetIncome(unaudited) -     -         -            125,600         -     125,600

Translation
adjustments
(unaudited)             -  -         -               -        (7,511)    (7,511)

Founder's       4,690,000  469       -               -            -         469
shares
issued at
inception of
E-City Software,
Inc. on 5-12-00
(unaudited)

Company
shares           225,000    23       -                -            -         23
issued on                                                              ---------
August 1, 2000
(unaudited)
Comprehensive
Income
(unaudited)            -    -        -                -            -    118,581
              ----------- --------- ----------   ----------- --------- --------


Balance
9-30-00
(unaudited)   4,965,000   $ 497     $-            $ 57,464    $(12,381)  $45,580
              ========== ========== ==========   =========== =========== =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    For the Nine             For the Year    For the Five
                    Months Ended             Ended           Months Ended
                    December 31,             March 31,       March 31,
                    -----------------        -----------     ------------
                    2000         1999         2000            1999
                    ----         ----        ------          -------
                       (Unaudited)


Cash Flows
>From Operating
Activities

Net loss          $ 125,600   $(148,464)   $(61,483)      $(6,653)

Foreign exchange
(gain) loss           1,302       156       1,230            19

Depreciation
and amortization     26,162       7,016     11,463             -

Changes in current
assets and
liabilities:

Related party
advances receivable    507       (83,845)    (85,178)          -

Work in progress    (96,756)     (109,678)   (75,068)          -

Prepaid expenses     (10,225)     (4,795)    (13,035)          -


Accounts
payable
and accrued
expenses             25,169         5,560       26,788         5,788

Related party
advances payable      2,188       161,829      169,747        21,617

Deferred revenue    (10,000)       226,000     96,000           -

Provision for
income taxes         42,676          -           -              -
                    ---------     --------     --------      ---------

Net Cash
Provided by
(Used In)
Operating
Activities           106,623        53,779      72,464        20,771
                   ----------      ---------   ---------     --------


Cash Flows From
Investing Activities


Equipment purchases (67,200)        (74,709)  (59,600)             -
                    --------        --------  --------       ---------


Net Cash Used
in Investing
Activities         (67,200)         (74,709) (59,600)              -
                   --------         -------- --------        ----------



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                      E-CITY SOFTWARE, INC. AND SUBSIDIARY     Con't.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    For the Nine             For the Year    For the Five
                    Months Ended             Ended           Months Ended
                    December 31,             March 31,       March 31,
                    -----------------        -----------     ------------
                    2000         1999         2000            1999
                    ----         ----        ------          -------
                       (Unaudited)

Cash Flows
From
Financing
Activities

Principal
payments
of long-term
debt                 (3,143)        (619)      (5,257)           (8,295)

Borrowings
under
long-term debt          -            19,950        -                 -

Proceeds from stock     492               -        -                 -
                     ---------       ------    -------           -------


Net Cash
(Used In)
Provided by
Financing
Activities             (2,651)        19,331    (5,257)           (8,295)
                     ----------      --------   --------         ---------



Effect of Exchange Rate
Changes on Cash        (12,724)       (2,775)     5,401              (24)
                       -------        -------    -------          ---------

Net Increase
(Decrease)
in Cash and
Cash Equivalents        24,048        (4,374)       2,206            12,452



Cash and Cash
Equivalents at
Beginning of Year       14,658        12,452       12,452               -


Cash and Cash
Equivalents
at End of Year        $  38,706      $ 8,078     $ 14,658         $ 12,452
                       =========    =========    =========        =========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-8
                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION WITH RESPECT TO DECEMBER 31, 2000 AND
       FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES


Organization and Nature of Operations -- Butterfly Software, Inc. (Butterfly) was incorporated on November 9, 1998 under the laws of British Columbia, Canada. Its primary business activity is the development of interactive computer software (interactive city guides) produced on a contract basis for customers. On May 12, 2000, E-City Software, Inc. (E-City) was created as a Nevada corporation by the major shareholder of Butterfly and 4,690,000 shares of common stock were issued as founders' shares. Subsequent to E-City's formation and under a purchase agreement between Butterfly and E-City, the 100 outstanding shares of Butterfly were exchanged for 50,000 shares of E-City. In this way, Butterfly became a wholly owned subsidiary of E-City. For financial reporting, the acquisition was accounted for at historical cost in a manner similar to a pooling-of-interests with Butterfly considered the acquiring corporation. The historical financial statements of Butterfly, which are presented herein, were restated to reflect the E-City shares issued to the Butterfly shareholders. E-City and its subsidiary, Butterfly, are herein referred to as "the Company".


Interim Unaudited Financial Information -- The accompanying condensed financial statements have been prepared by the Company and are not audited. In the opinion of management, all adjustments necessary for a fair presentation have been included and consist only of normal recurring adjustments except as disclosed herein. The financial position and results of operations presented in the accompanying financial statements are not necessarily indicative of the results to be generated for the remainder of 2000.


Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates


     Basis of Presentation--The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements for the nine month period ended December 31, 2000 the company had net income of $125,600 while for the nine month period ended December 31, and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company has incurred net losses of $148,464, $61,483 and $6,653 respectively. Also, for the nine month period ended December 31, 2000 and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company had a working capital deficit of $13,614, $209,598, $126,696, and $6,687, respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities which might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. The Company's management intends to use both capital and debt financing as needed to provide sufficient cash flow.

The Company's management has formulated a plan involving several efforts including an increased marketing effort to contact potential customers. Expenses and costs are also being examined to determine their need and effectiveness to meet the Company's goals. Various equity sources are also being explored in order to generate cash if needed. Along with exploring equity sources, management is also pursuing financing options, although nothing specific has yet been established with an investor or financing party. If needed, management has also considered cutting back on its projects which would entail a reduction of force and related expenses and curtailment of certain advertising and marketing efforts.

Software Revenue -- Revenue from licenses of the interactive guides is recognized when delivery is complete, and no significant obligations remain unfulfilled by the Company and when collection of any remaining receivable is probable. Payments collected prior to revenue recognition are accounted for as deferred revenue.



Contract Work In Progress -- In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Subsequent costs to produce the interactive guides are accumulated as an asset, "contract work in progress", and recorded as costs of goods sold when revenue is recognized. Contract work in progress for projects that are not expected to be included in costs of good sold during the twelve months following the balance sheet date are recorded as long-term costs in the "other assets" section of the balance sheet. Contract work in progress that is expected to be recorded as costs of sales within the next twelve months is included in current assets. As of March 31, 2000, all projects for which costs have been incurred are expected to be completed within twelve months and, accordingly, contract work in progress is included in current assets.



Major Customers -- During the year ended March 31, 2000, revenue from the company's sole customer amounted to $250,000.


Financial Instruments -- The amounts reported as cash, related party accounts receivable, accounts payable, accrued liabilities and unearned revenue are considered to be reasonable approximations of their fair values due to their near-term maturities.


Cash and Cash Equivalents -- The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.


     Property and Equipment -- Property and equipment is reported at cost. Minor repairs, enhancements, and maintenance costs are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the nine months ended December 31, 2000 and 1999 and the year ended March 31, 2000 and for the five months ended March 31, 1999 was $26,162, $7,016, $11,463 and $0, respectively. Major categories of property and equipment and estimated useful lives are as follows:

Estimated

Useful Life

Furniture and fixtures.......................3-7 years

Computer equipment............................ 5 years

Automobiles................................... 5 years

Impairment of Long-lived Assets -- The Company reviews its long-lived assets, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. The Company does not consider any of its long-lived assets to be impaired.

Foreign Currency Translation -- Monetary assets and liabilities which are denominated in currencies other than Canadian Dollars are translated at the exchange rate in effect at the balance sheet date. Revenue and expense items are translated at rates of exchange prevailing on the transaction dates. All exchange gains or losses are recognized currently in earnings.



For reporting purposes, the financial statements have been translated into United States Dollars. Assets and liabilities are translated at the exchange rate in effect on the balance sheet date. Revenue and expense items are translated at an average exchange rate. Translation adjustments representing translation gains or losses are recorded as a component of comprehensive income.


Basic and Diluted Loss Per Share -- Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share. There were no potentially issuable shares at December 31, 2000 (unaudited), March 31, 2000, or 1999.


Earnings per share for the periods ended December 31, 1999, and March 31, 2000 and 1999 has been calculated by considering the 4,690,000 shares issued upon the inception of E-City on May 12, 2000 as being outstanding for the entire period from November 9, 1998. Earnings per share for the period ending December 31, 2000 has been calculated by considering the 4,965,000 shares issued and outstanding.


Income Taxes -- The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.



Recent Accounting Pronouncements -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect this statement to have a material impact on the Company's results of operations, financial position or liquidity.



In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." Interpretation No. 44 provides definitive guidance regarding accounting for stock-based compensation to non-employee directors. Interpretation 44 allows non-employee directors to be treated as "employees" for purposes of applying APB Opinion No. 25. Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. Options and warrants issued to non-employees are accounted for in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires these options and warrants be accounted for at their fair value.

F-11
NOTE 2 - CASH FLOW INFORMATION


Supplemental Cash Flow Information -- During the periods ended March 31, 1999 and 2000, and December 31, 2000 and 1999 the Company paid $0, $1,060, $947 and $366 for interest.


Noncash Investing and Financing Activities -- During 2000, the company entered into a capital lease arrangement for a vehicle valued at $21,043. The company also transferred equipment valued at $1,225 to a shareholder as a payment on a note from the shareholder.



NOTE 3-RELATED PARTY TRANSACTIONS AND BALANCES


The Company entered in to an agreement in September 1999 with a related party under common control to develop ten interactive city guides for a total contract price of $2,000,000. During the year ended March 31, 2000 the Company completed and delivered the first interactive guide and recognized revenues of $250,000. During the nine months ended December 31, 2000 the company completed three additional city guides and recognized $600,000 of revenue upon completion. In addition, the company has received deposits on subsequent city guides that it has recorded as deferred revenue pending completion of each guide. The deferred revenue amounts to $86,000 and $96,000 for the nine months ended December 31, 2000 and the year ended March 31, 2000, respectively. As of March 31, 2000, one project was completed and sold and there were no operational problems associated with the completed project. Also as of March 31, 2000, four projects were underway with estimated completion dates of August 2000 for two of the projects and December 2000 for the remaining two projects. Two other projects are expected to be started during calendar 2000 and completed by January 2001. The remaining three projects are expected to be started and completed during calendar 2001.



The Company has also advanced funds to this related party. As of December 31, 2000 and March 31, 2000, the Company had unreimbursed advances of $85,548 and $86,055, respectively, from the related party. $74,917 is evidenced by a promissory note executed by Cityscape on January 15, 2001 in the favor of E-City plus interest of 8% with principle and interest payable and due no later than 12 months from the date this note was executed. This promissory note is attached as exhibit 10.9.



The Company has received cash advances from various shareholders and other companies under common management. Amounts due to these related parties are non-interest bearing and without specific terms of repayment. As of December 31, 2000 and March 31, 2000 and 1999, the Company owed $184,318, $182,130 and
$13,322, respectively.


NOTE 4-COMMITMENTS


Obligations under Capital Leases -- During 2000, the Company entered a capital lease agreement for a vehicle. The lease is for 48 months with a minimum monthly payment of $401. Equipment under capital leases as of March 31, 2000 was as follows:


Automobile                    $ 21,043
Less: Accumulated depreciation (3,069)
                             ----------
                              $ 17,974



Operating Lease Obligations -- On February 29, 2000, the Company entered into a 24 month lease agreement for a vehicle. The lease payment is $458 per month.

On March 31, 2000, the Company entered into a 3-year agreement to lease office space for monthly payments of $1,552. A yearly escalation allowance is provided in the lease agreement.



     Rental expense for the nine months ended December 31, 2000 and 1999, and the years ended March 31, 2000 and 1999 was $24,248, $10,437, and $19,766, and
$0 respectively.


The future minimum lease payments for capital and operating leases as of March 31, 2000 are as follows:



For the Year Ending                   Capital   Operating
March 31,                             Leases    Leases




2001................................$ 4,807     $ 25,595

2002................................. 4,807       24,708

2003............................... . 4,807        3,294


2004................................. 7,626           -




Total minimum payments................22,047     $ 53,597
                                                 ========

Less amount representing
executory costs...................... (2,299)
                                     ---------

Net minimum lease payment............ 19,748

Less amount representing interest.... (1,226)
                                     --------

Present value of net minimum
lease payments........................ 18,522

Less current portion................. (3,538)
                                     ----------



Obligations Under Capital Lease ...... $ 14,984
                                      =========

F-13
NOTE 5-COMPREHENSIVE LOSS


Comprehensive income (loss) consists of foreign currency translation adjustments as follows:



                                            Before-Tax     Tax      Net-of-Tax
                                            Amount         Benefit    Amount

For the Nine Months
Ended December 31, 2000
(Unaudited)

Translation adjustments                     $(7,511)         $-        $(7,511)
                                           ----------     --------    ---------

Other Comprehensive Income                  $(7,511)         $-        $(7,511)
                                            =======        ========     =======



For the Year
Ended March 31, 2000

Translation adjustments                   $ (4,831)         $-         $(4,831)
                                          ---------     --------    -----------

Other Comprehensive Loss                 $ (4,831)          $-        $ (4,831)
                                           =========    ========     =========



For the Year Ended March 31, 1999

Translation adjustments                    $ (39)           $-          $ (39)
                                          ---------    --------      ---------

Other Comprehensive Loss                   $ (39)           $-          $ (39)
                                           ==========   ========     =========

NOTE 6- INCOME TAXES


The Company did not have a current or deferred provision for income taxes for the year ended March 31, 2000 and for the five months ended March 31, 1999 and recorded a deferred provision for income taxes for the nine months ended December 31, 2000 of $42,676. The following presents the components of the net deferred tax liability at December 31, 2000, March 31, 2000 and 1999:


                                            December 31,     March 31,
                                            ----------------- -----------------

                                            2000               2000        1999
                                            ---------------   -------   -------
                                            (Unaudited)


Operating loss carryforwards                $22,275          $53,495   $2,526

Software development costs                  (64,951)          (28,184)     -


Less: Valuation Allowance                      -             (25,311)   (2,526)

                                            ----------      --------- ---------


Net Deferred Tax (Liability)                $(42,676)          $-         $-


     The valuation allowance decreased $25,311 during the nine months ended December 31, 2000, and increased $22,785 and $2,526 during the years ended March 31, 2000 and 1999, respectively. The Company has net operating loss carryforwards of $56,618, $53,495 and $2,526 as of December 31, 2000, March 31, 2000 and 1999, respectively that expire, if unused, beginning in 2013.



The following is a reconciliation of the income tax benefit computed at the federal statutory tax rate with the provision for income taxes for the period ended December 31, 2000 and the year ended March 31, 2000 and 1999:



                                            December 31,   March 31,
                                            --------------  ---------------

                                            2000            2000        1999
                                            -----------     --------   ------
(                                           Unaudited)


Income tax (benefit)
obligation at statutory

rate (38%)                                  $ 67,750      $ (23,364) $ (2,526)

Deferred tax valuation

allowance change                            (25,311)         22,785      2,526



Non-deductible expenses                        237           579          -




Provision for Income Taxes                  $42,676           $-           $-

NOTE 7-SUBSEQUENT EVENTS



In August 2000, the Company sold 225,000 shares of common stock to certain employees and directors of the Company at par value.



As of the report date, the Company was involved in preparing a Form SB-2 to be filed with the Securities and Exchange Commission to register 3,853,000 shares of common stock on behalf of the stockholders. The Company will receive no proceeds from the sale of the shares to the public by the shareholders.


As mentioned in Note 3, the Company formalized a note receivable with a related party on January 15, 2001.

[Inside Back Cover Art]

(outside back cover page)



Dealer prospectus delivery obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to delivery a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

E-CITY SOFTWARE, INC.


E-City Software, Inc.
Registration statement on form SB-2

Part II

Information not required in prospectus

Indemnification of directors and officers


Article V of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.


We are entering into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.



Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


SEC registration fee.................................................. $ 5,086
OTC listing fee......................................................... 1,000
Printing and engraving costs........................................... 20,000
Legal fees and expenses............................................... 150,000
Accounting fees and expenses........................................... 10,000
Blue sky fees and expenses............................................. 10,000
Directors and officers insurance....................................... 25,000
Transfer agent and registrar fees....................................... 4,000
Miscellaneous expenses................................................. 25,000
Total................................................................. 250,086


Recent sales of unregistered securities



Between May 12, 2000 and August 1, 2000, the registrant sold 4,915,000 shares of common stock. There was no public offering of the shares. The duration of the offering period was May 12, 2000 to August 1, 2000. The shares were purchased by four persons. The shares were offered to acquaintances of the officers, directors and employees, as well as offered to the officers and directors themselves. The non affiliated offerees were acquaintances of the officers and directors. Between May 12, 2000 and August 1, 2000, 4,915,000 shares were sold to founders of E-City at par value of $0.0001 per share. The total offering price for this offering was $492.00. On August 15, 2000, E-City issued to Butterfly Software 50,000 shares of common stock in exchange for the purchase of 100% of the issued and outstanding stock of Butterfly Software under the attached stock purchase agreement.

Officer and director Robin Moulder purchased 20,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer and director Sal Devji purchased 200,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer Susan Polmar purchased 5,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement.

On, February 1, 2001, Salim Devji resigned as an officer, director and employee of E-City Software. As part of his settlement and severance package, Mr. Devji agreed to transfer 175,000 of his common shares of E-City Software to Mr. Jessa.

The company has relied on Section 4(2) of the Securities Act of 1933 for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering. All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities" as defined in Rule 144 of the rules and the regulations of the Securities and Exchange Commission, Washington D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been granted access to the complete books, financial records, contracts, and other business documents of E-City. Each has also had the opportunity to ask questions of the management, employees, advisors, attorneys and accountants for E-City. In addition, each was granted physical access to E-City's facilities for inspection. Transactions by the registrant involving the sales of these securities set forth above were issued under the "private placement" exemptions under the Securities Act of 1933 as transactions by an issuer not involving any public offering. The registrant has made its own independent determination, based on its own investigation, that each person is (i) a sophisticated investor capable of assessing the risks inherent in a private offering, (ii) able to bear the economic risk of his investment and (iii) aware that the securities were not registered under the Securities Act of 1933 and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.


For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Related party transactions" in the form of prospectus included herein.


Exhibits

Number description
3.1  (a) Articles of incorporation of the registrant
3.2  (a) Bylaws of the registrant.
4.1  (a) Specimen common stock certificate.
5.1  (b) Opinion of Jonathan Ram Dariyanani, Esq.
10.1 (a) Form of common stock purchase agreement
10.2 (a) Common stock purchase agreement by and between E-City Software, Inc. and Anis Jessa.
10.3 (a) Common stock purchase agreement by and between E-City Software, Inc. and Salim Devji.
10.4 (a) Common stock purchase agreement by and between E-City Software, Inc. and Robin Moulder.
10.5 (a) Common stock purchase agreement by and between E-City Software, Inc and Susan Polmar.
10.6 (a) Stock purchase agreement
         by and between E-City Software, Inc and Butterfly Software Inc.
10.7 (a) Software development agreement
10.8 (a) Software development agreement addendum
10.9     Cityscape promissory note dated January 15, 2001
10.10 (c)Agreement between Keller Verlag Gmbh and E-City Software dated December 13, 2000
10.11 Property lease agreement between Butterfly Software,Inc. and 343 Railway Investments Ltd. dated April 30, 1999
10.12 Property lease agreement between Butterfly Software,Inc. and 343 Railway Investments Ltd. dated April 20, 2000
23.1     Consent of Hansen, Barnett & Maxwell,
         Certified Public Accountants, (see Page II- 89 )
23.2 (b) Consent of Jonathan Ram Dariyanani, Esq.
         (included in Exhibit 5.1).
24.1(a)  Power of attorney (see Page II-66).
27.1     Financial data schedule.


(a) Filed previously with the commission in registrant's Filing on Form SB-2 on September 22, 2000.
(b) To be filed by amendment.
(c) Portions of this exhibit have been omitted pursuant to a confidentiality request filed with the Securities and Exchange Commission.


Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one or more of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake:

(1) to  file  during  any  period  in  which  we  offer  or sell  securities,  a post-effective amendment to this registration statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act; (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and (c) to include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h)under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.


Signatures


As required by the Securities Act, the registrant has caused this registration statement to be signed on its behalf by the undersigned, who is duly authorized, in Seattle, State of Washington, on the 1st day of March, 2001.


By: /s/ Anis Jessa

Anis Jessa, chief executive officer, principal accounting officer and director

By: /s/ Robin Moulder
Robin Moulder, chief operating officer and director

By: /s/ Susan Polmar
Susan Polmar, chief marketing officer

Exhibit 10.9

THIS  NOTE  AND THE  SECURITIES  REPRESENTED  HEREBY,  IF  ANY,  HAVE  NOT  BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.


Promissory Note

$74,917                                                   January 15, 2001
                                                          Las Vegas, Nevada

FOR  VALUE  RECEIVED,   Cityscape.com,   Inc.,  a  Washington  corporation  (the
"Company") having its principal offices at 4620 South Arville, Suite A, Las Vegas, NV 89103, in favor of promises to pay to E-City Software, a Nevada Corporation (the "Holder") or its' registered assigns, the principal sum of $74,917 or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate per annum equal to eight percent (8.0%) computed on the basis of the actual number of days elapsed and a year of 365 days or 366 days, as the case may be.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:


(a) "Holder" shall mean the person specified in the introductory paragraph together with its permitted successors and assignees.

(b) "Note" shall mean this Promissory Note.

2. Status of Obligations; Payment Schedule

(a) Prepayment. This Note may be prepaid, in whole or in part from time to time. Prepayments in part shall be applied first to outstanding interest and second to principal.

(b)Status of Obligations. The obligations of Company under this Note are unsecured. (c) Payment Schedule. The principal and interest due hereunder shall be paid in full by the Company no later than 12 months from the date this note was executed. Such amounts shall be due, owing and payable at that time without the need for demand or presentment by the Holder.

3. Representations and Warranties and Covenants of Company.
Company hereby represents and warrants to Holder that:


(a) Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Washington,
(ii) has the power and authority to own, lease, and operate its properties and carry on its business as now conducted, and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company's business.

(b) Authority. The execution, delivery and performance by Company of the Note and the performance of its obligations hereunder (i) are within the power of Company, and (ii) have been duly authorized by all necessary actions on the part of Company.

(c) Enforceability. This Note is duly executed and delivered by Company and constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by Company of this Note and the performance of its obligations hereunder will not violate (i) the Articles of Incorporation or Bylaws of the Company or any material judgment, order, writ, decree, statute, rule or regulation applicable to Company, or (ii) any provision of, or result in the breach of any instrument or contract to which it is a party.

(e) Approvals. No consent, approval, order, or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Note or the performance of its obligations hereunder.


4. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:


(a) Failure to Pay. Company shall fail to pay any principal or interest pursuant to Section 2(c) hereof, or



(b) Representations and Warranties. Any representation, warranty or certification made herein shall prove to have been false or misleading as of the time made in a material respect; or

(c) Voluntary Bankruptcy or Insolvency Proceeding. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency, or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

5. Rights of Holder upon Default. Upon the occurrence and during the continuance of any Event of Default, Holder may, by written notice to Company, declare all principal and accrued and unpaid interest outstanding hereunder to be immediately due and payable without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence and during the continuance of any Event of Default described in Paragraphs 4(c) or 4(d), immediately and without notice, all outstanding amounts payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived.

6. Successors and Assigns. The rights and obligations of Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and the Holder.

8. Notices Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties set forth hereunder. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.


If to the Holder: E-City Software, Inc.
1201 First Ave. South
Suite 330
Seattle, WA 98134


If to the Company: Cityscape.com, Inc.
4620 South Arville
Suite A
Las Vegas, NV 89103


9. Payment. Payment shall be made in lawful tender of the United States either in immediately available funds or by check.

10. Maximum Interest. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

11. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions of the State of Nevada or of any other state.

12. Attorney's Fees. The prevailing party in any action under this Note shall be entitled to collect its reasonable attorney's fees from the non-prevailing party.

[remainder of page intentionally blank]

In witness whereof, the Company has caused this Note to be issued as of the date first written above.



Cityscape.com, Inc.


By: /s/ Matthew Brooks

Name: Matthew Brooks

Title: C.E.O.

Exhibit 10.10

Agreement

This Agreement is entered into between E-City Software, Inc., a Nevada corporation ("E-City") and Josef Keller Verlag Gmbh, a limited liability entity under the laws of Germany ("Keller Verlag") on this thirteenth day of December, 2000 in Munich, Germany.

Preamble

E-City is a software development company specializing in interactive city maps for the Internet. Keller Verlag is a publishing company that specializes in telephone directories, music and which also has an Internet development and Internet publishing capability. E-City has developed a 3D mapping technology for depicting cities on the Internet and on CD ROM ("3D Technology"). The two parties wish to jointly develop and market this 3D Technology for [***]cities [***]. To further this joint development, and in a spirit of good faith, friendship and mutual cooperation, the parties agree as follows:

1. City Builds. E-City agrees to build [***] interactive city guides to [***]cities using its 3D Technology. The first city will be Munich, Germany. Keller Verlag will specify the other [***] cities to be built by E-City over the course of this Agreement by [***]. The parties will meet and explore a schedule for building other [***] cities.
2. Costs. E-City will build each city for a cost of $[***] USD per city. The parties agree that they will cooperate to achieve any cost savings possible and that this price can be adjusted at the end of January by mutual agreement as the actual costs of developing [***] cities becomes known. Keller Verlag will bear $[***] of costs for the first city, Munich Germany and E-City will bear the balance of costs for Munich ("Munich Build"). Keller Verlag will release this $[***] immediately upon conclusion of the [***]of Munich by E-City personnel. For the subsequent [***] cities to be developed, Keller will bear the cost of $[***] per city or whatever adjusted price is agreed to between the parties on a later date. [***].
3. [***]. Keller Verlag will be the [***] of E-City products in [***] during the course of this Agreement. This includes [***] products that E-City has developed or will develop over the course of this Agreement. The parties will negotiate in good faith to determine the nature, terms and pricing of such distribution in [***]. 4. Marketing. E-City and Keller will work together to determine a pricing strategy and marketing strategy as well as any revenue sharing arrangements between them with respect to E-City products. 5. Exit. Keller Verlag may exit and be released from any obligations under this Agreement, except for the obligation to pay $[***] for the Munich Build, if Keller Verlag determines that proceeding with further city builds in [***]will not be commercially viable. Keller must notify E-City of its intention to cancel under this provision in writing by [***]. If Keller Verlag cancels this agreement under this section, [***] section 3 of this Agreement shall also be cancelled. Keller Verlag would then be granted the license by E-City at no further cost to Keller Verlag to use the Munich Build for its own Munich portals. Keller and E-City would cooperate to market paper map products or other products to help the parties recoup their costs in the development of the Munich Build. If the parties cannot agree on a mutually acceptable marketing and distribution strategy for [***], E-City can cancel [***] section three of this Agreement with respect to [***]. 6. Miscellaneous. This contract shall be constructed under the laws of Germany and shall be under the jurisdiction of German courts.

Accepted and Agreed to this 13th of December, 2000


Keller Verlag Gmbh, a German limited liability entity

X /s/ Patrick Keller
Patrick Keller, General Manager

/s/ Werner Oehring
Werner Oehring, General Manager


E-City Software, Inc., a Nevada corporation

X /s/ Anis Jessa
Anis Jessa, Chief Executive Officer

Exhibit 10.11

THIS INDENTURE made the 30th day of April, 1999.


IN PURSUANCE OF THE "LAND TRANSFER FORM ACT"


BETWEEN: 343 RAILWAY INVESTMENTS LTD.
1120-1040 West Georgia Street
Vancouver, BC V6E 4H1

(hereinafter called the Lessor of the "FIRST PART")

AND:

BUTTERFLY SOFTWARE INC.
415-11948 207 Street
Maple Ridge, BC V2X 1X7


(hereinafter called the Lessee of the "SECOND PART")

     WITNESSETH that in consideration of the Rents, Covenants, Conditions and Agreements hereinafter respectively reserved and contained, the said Lessor doth demise and lease unto the said Lessee, ALL AND SINGULAR those certain lands, premises and building situated in the City of Vancouver in the Province of British Columbia and known and described as:

That portion of the third floor known as suite #302 situated upon Lot E, Block 39A, District Lot 196, Land District 36, Plan 4600 and addressed as Suite 302-343 Railway Street, Vancouver, BC with approximately 3,026 square feet of production space as shown outlined in red on the floor plan attached as Schedule A.


(hereinafter called the "PREMISES")

FROM the 1st day of June, 1999.


FOR THE TERM of three (3) years,

YIELDING therefore commencing the 1st day of June, 1999 to and including the 1st day of May, 2000 the Rent of TWENTY SEVEN THOUSAND ($27,000) DOLLARS plus GST payable at the office of the Lessor monthly in advance by postdated cheques without deduction on the 1st day of each and every month being TWO THOUSAND TWO HUNDRED FIFTY($2,250) DOLLARS plus GST.

YIELDING therefore commencing the 1st day of June, 2000 to and including the 1st day of May, 2001 the RENT OF TWENTY SEVEN THOUSAND EIGHT HUNDRED AND TEN DOLLARS ($27,810.00) plus GST payable at the office of the Lessor monthly in advance by postdated cheques without deduction on the 1st day of each and every month being TWO THOUSAND THREE HUNDRED SEVENTEEN DOLLARS AND FIFTY CENTS ($2,317.50) plus GST.

YIELDING therefore commencing the 1st day of June, 2001 to and including the 1st day of May, 2002 the RENT OF TWENTY EIGHT THOUSAND SIX HUNDRED AND FORTY FOUR DOLLARS AND THIRTY CENTS ($28, 644.30) plus GST payable at the office of the Lessor monthly in advance by postdated cheques without deduction on the 1st day of each and every month being TWO THOUSAND THREE HUNDRED AND EIGHTY SEVEN DOLLARS ($2,387.00) plus GST.

The Lessee shall have occupancy of the Premises on June 1, 1999 (the "Occupancy Date"). The Lessor's work as set out in Schedule "B" attached hereto shall be substantially complete as of the Occupancy Date.

Upon acceptance of the lease, the Lessee shall tender a deposit cheque in the amount of FOUR THOUSAND SIX HUNDRED AND THIRTY SEVEN ($4,637.00) DOLLARS plus GST which is to be credited to payment for rent, plus GST, due for the first and last months of the lease term.

THAT THE SAID LESSEE COVENANTS WITH THE SAID LESSOR:

To pay rent monthly in advance by post dated cheques, on the 1st day of each month, and to pay any business transfer tax, value added tax, sales tax, Goods and Services Tax and the Lessee's proportionate share of Property Taxes over the base year of 1999 and utilities (light and electrical -BC Hydro)

AND to repair, reasonable wear and tear and damage by fire, lightning, tempest and earthquake excepted;

AND to give to the Lessor or his agent immediate notice of any defect in water, gas or other pipes or fixtures, heating apparatus, elevator, hoist, machinery or telephone, electric or other wires or fixtures;

AND that the Lessor may enter and view state of repair and that the Lessee will repair according to notice reasonable wear and tear and damage by fire, lightning, tempest and earthquake excepted;

AND that the Lessee will leave the premises in good repair, reasonable wear and tear and damage by fire, lightning, tempest and earthquake excepted;

AND will keep and leave whole and in good order all water, gas and electric fixtures, glass, pipes, faucets, locks, fastenings, hinges, window shades, sash cords, heating and cooling apparatus under the control of and used by the Lessee and will keep all brass, copper and other metals and all windows, in on or attached to the premises, cleaned and polished;

AND will not assign without leave; AND will not sublet without leave;

AND will not use the premises nor allow the premises to be used for any other purpose than that for which the premises are hereby leased, namely:

for production of internet software

AND will not carry on nor do, nor allow to be carried on or done on the premises, any sales by auction, nor any work, business, occupation, act or thing whatever which may be or become a nuisance or annoyance to the Lessor, the public or any other occupant of the said building or which may increase the hazard of fire or liability of any kind or which may increase the premium rate of insurance against loss by fire or liability upon the said building or the premises or invalidate any policy of insurance of any kind upon or in respect of same which may cause or result in excessive use or waste or water or increase the amount of water rates payable in respect of the said building or the premises;

AND will not drive nails or screws into nor drill into nor cut, mark nor in any way deface any part of the premises;

AND will not make any alterations in the structure, plan or partitioning of the premises nor install any plumbing, piping, wiring or heating apparatus without the written permission of the Lessor or his agents first had and obtained and at the end or sooner determination of the said term will restore the premises to the present condition if called upon to do so by the Lessor but otherwise all repairs, alterations, installations and additions made by the Lessee upon the premises, except gas and electric fixtures and movable business fixtures, shall be the property of the Lessor and shall be considered in all respects as part of the premises; AND will indemnify and save harmless the Lessor from and against any and all manner of claims for liens for wages or materials, or for damages to persons or property caused during the making of or in connection with any repairs, alterations, installations and additions which the Lessee shall make or cause to be made on the premises; AND will allow the Lessor to post and will keep posted on the premises any notice that the Lessor may desire to post under the provisions to the Repairers Lien Act;

AND will erect, place, use or keep in or upon the premises only such shades, window blinds, awnings, projections, signs, advertisements, lettering devices, notices, painting or decoration as are first approved in writing by the Lessor, and upon the expiration or determination of this Lease will remove the same if required to do so by the Lessor;

AND will indemnify and save harmless the Lessor from and against any and all manner of actions or causes of action damages, loss, costs or expenses which he may sustain, incur or be put to by reason of any advertising signs now existing or which may hereafter be erected by the Lessee upon, over, projecting from or above the said building or the premises and will pay the premiums charged upon any bond of indemnity or liability insurance policy in respect of such signs issued upon the demand of Civic, Municipal or other authorities, provided always that the Lessor shall from time to time and at all times hereafter, be at liberty to examine the said signs, and that the Lessee will repair or strengthen same upon notice from the Lessor, and if the Lessee shall fail to comply with such notice, the Lessor shall be at liberty to repair or strengthen the said signs at the costs, charges and expenses of so doing shall be forthwith paid by the Lessee to the Lessor, but giving of such notice and the undertaking of such repairs or strengthening by the Lessor shall not be deemed an acknowledgement or admission of any liability or responsibility on the part of the Lessor;

AND will not cover nor obstruct the glass doors, partitions, transoms, windows, lights and skylights which reflect or admit light into any passage way or other place in the said building;

AND will not bring into or upon the premises any safe, motor, machinery or other heavy articles without the consent of the Lessor in writing first had and obtained, and will immediately make good any damage done to the any part of the building or premises by bringing in or taking away the same;

AND will provide receptacles for refuse and rubbish of all kinds, and will attend to the removal of the same from the premises at regular intervals, and will not keep nor leave any boxes, packing material or rubbish of any kind in or near the passages, yards and alleys adjacent to the premises;

AND will observe, obey and conform to and cause his employees to observe, obey and conform to all rules and regulations from time to time made by the Lessor with regard to the management, use or occupation of the said building and the premises;

AND will comply promptly at his own expense with all laws, ordinances, regulations, requirements and recommendations of any and all Dominion, Provincial, Civic, Municipal and other authorities, or Association of Fire Insurance Underwriters or Agents and all notices in pursuance of same whether served upon the Lessor or the Lessee, and will indemnify and save harmless the Lessor from and against any and all manner of actions or causes of action, damages, lost costs or expenses which he may sustain, incur or be put to by reason of any neglect of same or noncompliance therewith or by reason of any defect, deficiency, disrepair, depreciation, damage or change in or to the premises, or any injury or damage to any person nor to any goods and chattels contained in, upon or about the premises, however caused;

AND will allow notices "For Sale" or "To Let" to be put and remain on the premises in a conspicuous position for at least sixty (60) days prior to the expiration of the Lease and will allow Prospective purchasers or tenants to enter and inspect the premises on week days during the said sixty (60) days;

AND in the event that rent is not paid to the Lessor or his agent on the1st day of any month as stipulated in this Lease, a daily charge for liquidated damages shall be paid by the Lessee for each day that the rent is overdue, such daily charge to be determined by the Lessor and will be paid to the Lessor within ten
(10) days of notification by the Lessor to the Lessee of the amount owing under this clause;

AN amount equal to all professional fees incurred by the Lessor in the enforcement of the Lessee's covenants under this Lease in respect of the recovery of any insurance claims on behalf of the Lessee and all costs incurred or sums paid by the Lessor or any tenant or tenants or other occupants of the entire premises by reason of any breach of the Lessee's covenants to be performed and observed by the Lessee pursuant to the terms of this Lease, to be paid to the Lessor within ten (10) days of notification by the Lessor to the amount owing under this clause;

AND at the expiration or sooner determination of this Lease will peaceably surrender and give up possession of the premises without notice from the Lessor, any right to notice to quit or vacate being hereby expressly waived by the Lessee, any law, usage or custom to the contrary notwithstanding;

AND IT IS HEREBY AGREED:

THAT if the Lessee duly and regularly pays said rent, plus GST and performs each and every of the covenants herein to be performed and observed by the Lessee, the Lessor shall grant to the Lessee upon six (6) months' written notice prior to the expiration of the term, a renewal lease for a term of three (3) years upon the same terms and conditions contained herein, save as to rental, plus GST and this option to renew clause. Rent, plus GST for said renewal term shall be agreed upon between parties and shall be based on the fair market rental, plus GST, for premises of similar size, quality and location at time of renewal, but shall not be less than the rent plus GST, payable during the last year of the term of the Lease. The Lessor and Lessee shall attempt to agree on the fair market rental, plus GST for the renewal term during the three (3) month period immediately preceding the expiry of the initial term. Failing agreement as to the rental rate, plus GST, the rate shall be determined by one arbitrator under the Commercial Arbitration Act of British Columbia.

THAT the whole contract and agreement between the parties hereto is set forth herein, that the Lessee has leased the premises after examining the same, that no representations, warranties or conditions have been made other than those expressed or implied herein, and that no agreement collateral hereto shall be binding upon the Lessor unless it be made in writing and signed by the Lessor;

THAT no waiver of nor neglect to enforce the right to forfeiture of this Lease or the right of re-entry upon breach of any covenant, condition or agreement herein contained shall be deemed a waiver of such rights upon any subsequent breach of the same or any other covenant, condition or agreement herein contained;

THAT any notice to be served hereunder shall be deemed to be sufficiently served on the Lessee if addressed to the Lessee and left on the premises;

THAT if the Lessor is unable to deliver possession of the premises at the time of the commencement of the said term, neither the Lessor nor his agents shall be liable for any damage or loss caused thereby, nor shall this Lease be void or voidable, nor the date of expiration of same be changed by reasons thereof but in such event the Lessee shall only be liable for rent at the rate hereby reserved from such time as the Lessor shall be able to deliver possession of the premises;

THAT the Lessor shall not be responsible for any defect in or change of conditions affecting the premises, nor for any damage to the premises or to any person or to merchandise, goods, chattels, machinery or equipment contained therein howsoever caused;

THAT the Lessor shall not be responsible for or in regard to the sufficiency or insufficiency of any safe or vault used by the Lessee to withstand fire, burglars or thieves, and that the use of such safe or vault is accepted by the Lessee at his own risk and without any recourse whatsoever against the Lessor for or on account of any loss or damage which may occur in any manner whatsoever or to any money/securities/valuables/books/papers or other property which may be placed therein by the Lessee:

THAT the Lessor shall not be responsible for any loss, damage, or expense caused by any overflow or leakage of water from any part of the said building, or any adjoining buildings, occasioned by the use, misuse or abuse of water or by the breaking or bursting of any pipes or plumbing fixtures, or in any other manner or by seepage from adjoining lands or premises or any accident or misadventure to or arising from the use and operation of machinery, elevator, heating apparatus, electric wiring and appliance, gas or other pipes and appliances or any fixtures or by reason of any structural defects in the building or premises or by any other matter or thing whatsoever;

THAT the Lessor does not warrant that any obligation, service or facility to be performed or provided by it under this lease or under any other agreement with the Lessee will be free from interruption or delay caused or required by maintenance, repairs, renewals, modifications, strikes, riots, insurrections, labour controversies, accidents, fuel shortages, government intervention, Statute, law, force majeure, act of God or other causes beyond the Lessor's reasonable control. During the period of such interruption the Lessor shall be relieved from such obligations, which will not be an eviction or disturbance of the Lessee's enjoyment of the Premises, render the Lessor liable in damages to the Lessee nor relieve the Lessee from its obligations under this lease.

THAT in the event of the said building or the premises being condemned in whole or in part because of the unsafe condition thereof, this Lease shall cease and determine upon the date of such condemnation, and the Lessor shall not be responsible for any loss, damages or expenses which the Lessee may suffer or incur by reason of the same;

THAT any yard, passage, alley or area connected with the said building is for the use of all occupants of the said building and the Lessee will not obstruct nor hinder the use of same by other occupants of the said building and their employees, agents and customers and that the Lessee will keep clean and sanitary the position of the same situated in the rear of or adjacent to the premises;

THAT the sole and exclusive right to use or to lease to others for their use of the roof or exterior side and rear walls of the said building is reserved to and retained by the Lessor;

THAT the Lessor shall have the right to any time during the said term to repair, remodel, alter, improve or add to the premises or the whole or any part of the building of which the premises form a part or to change the location of the entrance or entrances to the said building and the premises without compensation or responsibility to the Lessee and for such purposes, if necessary, to enter into, pass through, work upon and attach scaffolds or other temporary structures to the premises, putting the Lessee to no unnecessary inconvenience;

THAT any rights or privileges which may accrue or enure to or for the benefit of the Lessor by virtue of any law governing the relations of Landlord and Tenant not specifically mentioned herein and not inconsistent with the terms and conditions hereof and all rights of enforcement of same shall be deemed to be hereby reserved to and claimed by the Lessor;

THAT if the Lessor shall suffer or incur any damage, loss or expense or be obliged to make any payment for which the Lessee is liable hereunder by reason of any failure of the Lessee to observe and comply with any of the covenants of the lessee herein contained then the Lessor shall have the right to add the cost or the amount of any such damages, loss, expense or payment to the rent hereby reserved, and any such amounts shall thereupon immediately be due and payable as rent and recoverable in the manner provided by laws for the recovery of rent in arrears;

THAT in case the premises or any part thereof shall at any time during the said term be burned down or damaged by fire so as to render the same unfit for the purpose of the Lessee, the rent hereby reserved or a proportionate part thereof according to the nature and extent of the damage sustained, shall be suspended and abated until the premises is rebuilt or made fit for the purpose of the Lessee, or at the option of the Lessor the said term in such case forthwith comes to an end, and the Lessee shall cease to be held liable for payment of rent except such rent as shall have already accrued due, and shall be entitled to be repaid any rent in advance for the balance of the period so paid for in advance;

THAT whensoever the Lessor shall be entitled to levy distress against the goods and chattels of the Lessee he may use such force as he may deem necessary for that purpose and for gaining admittance to the premises without being liable to any actions in respect thereof, or for any loss or damage occasioned thereby and the Lessee hereby expressly releases the Lessor from all actions, proceedings, claims or demands whatsoever for or on account of or in respect of any such forcible entry or any loss or damage sustained by the Lessee in connection therewith;

THAT in case the Lessee shall become insolvent or bankrupt or make an assignment for the benefit of creditors, or being an incorporated company if proceedings be begun to wind up the said company, or in case the non-payment of rent at the times herein provided, or in case the premises or any part thereof become vacant and unoccupied for a period of thirty (30) days or be used by any other person or persons, or for any other purpose that is hereinbefore provided, without the written consent of the Lessor, this Lease shall, at the option of the Lessor, cease and be void, and the term hereby created expire and be at an end, anything hereinbefore to the contrary notwithstanding, and the then current month's rent and three (3) months' additional rent shall thereupon immediately become due and payable, and the Lessor may re-enter and take possession of the premises as though the Lessee or his servants or other occupant or occupants of the premises were holding over after the expiration of the said term, and the term shall be forfeited and void;

THAT if the Lessee shall hold over and the Lessor shall accept rent after the expiration of the said term, the new tenancy thereby created shall be a tenancy from month-to-month and not a tenancy from year-to-year and shall be required to pay 150% of the base rent, together with any additional rent payable hereunder for the period in question;

THAT any additional covenants, conditions or agreements set forth in writing and attached hereto whether at the commencement of the said term or any subsequent time and signed or initialed by the parties hereto shall be read and construed together with and as part of this Lease, provided always that when the same shall be at variance with any printed clause in this Lease, such additional covenants, conditions and agreement shall be deemed to supersede such printed clause;

THAT all grants, covenants, conditions, provisos, agreements, rights, powers, privileges and liabilities contained herein shall be read and construed as granted to, made and reserved by, imposed upon and undertaken by the parties hereto and their respective heirs, executors, administrators, successors and assigns, and that wherever the singular or the masculine pronoun is used the same shall be construed as meaning the plural or feminine or the body politic or corporate where the circumstances so require and the Lessor may perform any act hereunder in person or by and through an agent;

PROVISO FOR RE-ENTRY BY THE LESSOR on non-payment of rent, or non-performance of covenants. The Lessor in pursuance of this proviso shall have the right to break into the premises to obtain possessions thereof and the Lessee hereby waives all claims for damage to or loss of any of the Lessee's property caused by the Lessor in re-entering and taking possession of the premises; and no action taken by the Lessor in pursuance of this proviso whether under the what are generally known as summary proceedings or otherwise shall be deemed to absolve, relieve or discharge the Lessee from liability hereunder; and this proviso shall extend and apply to all covenants whether positive or negative.


THE LESSOR COVENANTS WITH THE LESSEE for quiet enjoyment.

INWITNESS WHEREOF the parties hereto have hereunto set their hands and seals, the day and year first above written.


THE CORPORATE SEAL OF BUTTERFLY SOFTWARE INC.
was hereunto affixed in the presence of:




/s/ Anis Jessa



Anis Jessa
Authorized Signatory (Print Name)




THE CORPORATE SEAL OF
343 RAILWAY INVESTMENTS LTD. was hereunto affixed in the presence of:


/s/ Geoff McLeod


Geoff McLeod
Authorized Signatory (Print Name)

SCHEDULE "B"

LANDLORD'S WORK


1.  Provide  and  install  grey tone  colour  carpeting  for the  entire  suite,
including  the  kitchen  area,   which  is  of  similar  quality  to  Suite  301
(Fashionmart).

2. Provide and install electrical outlets to posts and selected walls as outlined in "Schedule A".

3. Replace bulbs for florescent lights.

4. Provide and install kitchen Cabinet, sink and shower.

5. Fill and paint walls (one coat).

6. Work completed by May 27, 1999.

7. Butterfly to supply coaxial cable to electrician to install at no charge to Butterfly.

Exhibit 10.12

THIS INDENTURE made the 20th day of April, 2000.


IN PURSUANCE OF THE "LAND TRANSFER FORM ACT"


BETWEEN: 343 RAILWAY INVESTMENTS LTD.
1120-1040 West Georgia Street
Vancouver, BC V6E 4H1

(hereinafter called the Lessor of the "FIRST PART")

AND:

BUTTERFLY SOFTWARE INC.
#302-343 Railway Street
Vancouver, BC V6A 1A4

(hereinafter called the Lessee of the "SECOND PART")

     WITNESSETH that in consideration of the Rents, Covenants, Conditions and Agreements hereinafter respectively reserved and contained, the said Lessor doth demise and lease unto the said Lessee, ALL AND SINGULAR those certain lands, premises and building situated in the City of Vancouver in the Province of British Columbia and known and described as:


That portion of the second floor known as suite #202 situated upon Lot E, Block 39A, District Lot 196, Land District 36, Plan 34600 and addressed as 343 Railway Street, Vancouver, BC with approximately 2,858 square feet of office/production space as shown outlined in red on the floor plan attached as Schedule A. Excluding the small raised area approximately outlined in black on the floor plan attached as Schedule A.


(hereinafter called the "PREMISES")

FROM the 1st day of April, 2000.


FOR THE TERM of twenty six (26) months,

YIELDING therefore commencing the 1st day of April, 2000 to and including the 1st day of May, 2000 the Rent of THIRTY ONE THOUSAND AND FIVE HUNDRED ($31,500) DOLLARS plus GST payable at the office of the lessor monthly in advance by postdated cheques without deduction on the 1st day of each and every month being TWO THOUSAND FOUR HUNDRED SEVENTY SEVEN ($2,250) DOLLARS plus GST.

YIELDING therefore commencing the 1st day of June, 2000 to and including the 1st day of May, 2001 the RENT OF TWENTY SEVEN THOUSAND EIGHT HUNDRED AND TEN DOLLARS ($27,810.00) plus GST payable at the office of the Lessor monthly in advance by postdated cheques without deduction on the 1st day of each and every month being TWO THOUSAND THREE HUNDRED SEVENTEEN DOLLARS AND FIFTY CENTS ($2,317.50) plus GST.

YIELDING therefore commencing the 1st day of June, 2001 to and including the 1st day of May, 2002 the RENT OF TWENTY EIGHT THOUSAND SIX HUNDRED AND FORTY FOUR DOLLARS AND THIRTY CENTS ($28, 644.30) plus GST payable at the office of the Lessor monthly in advance by postdated cheques without deduction on the 1st day of each and every month being TWO THOUSAND THREE HUNDRED AND EIGHTY SEVEN DOLLARS ($2,387.00) plus GST.

The Lessee shall have occupancy of the Premises on April 1st, 2000 (the "Occupancy Date").

Upon acceptance of the lease, the Lessee shall tender a deposit cheque in the amount of FOUR THOUSAND SIX HUNDRED AND THIRTY SEVEN ($4,637.00) DOLLARS plus GST which is to be credited to payment for rent, plus GST, due for the first and last months of the lease term. The Lessee shall also tender eleven (11) post dated cheques commencing August 1st, 2000 in the amount of TWO THOUSAND FOUR HUNDRED AND SEVEN ($2,407.50) DOLLARS AND FIFTY CENTS.

Provided the Lessee is not in default under any of the terms of this lease the Lessor agrees to waive the requirement for rent for the months of April, 2000, May, 2000 and June, 2000.

THAT THE SAID LESSEE COVENANTS WITH THE SAID LESSOR:

To pay rent monthly in advance by post dated cheques, on the 1st day of each month, and to pay any business transfer tax, value added tax, sales tax, Goods and Services Tax and the Lessee's proportionate share of Property Taxes over the base year of 2000 and utilities (light and electrical -BC Hydro)

The calculation for the increase in Property Tax over the base year will be as follows:

(Current Years Ppty Tax - 2000 Property Tax) X sq. ft. of unit X Mos. Occupancy within Calendar Year
--------------- -----------------------------------
32,373 sq. ft. 12 Months

AND to repair, reasonable wear and tear and damage by fire, lightning, tempest and earthquake excepted;

AND to give to the Lessor or his agent immediate notice of any defect in water, gas or other pipes or fixtures, heating apparatus, elevator, hoist, machinery or telephone, electric or other wires or fixtures;

AND that the Lessor may enter and view state of repair and that the Lessee will repair according to notice reasonable wear and tear (and damage by fire, lightning, tempest and earthquake excepted;

AND that the Lessee will leave the premises in good repair, reasonable wear and tear (and damage by fire, lightning, tempest and earthquake excepted);

AND will keep and leave whole and in good order all water, gas and electric fixtures, glass, pipes, faucets, locks, fastenings, hinges, window shades, sash cords, heating and cooling apparatus under the control of and used by the Lessee and will keep all brass, copper and other metals and all windows, in on or attached to the premises, cleaned and polished;

AND will not assign without leave; AND will not sublet without leave;

AND will not use the premises nor allow the premises to be used for any other purpose than that for which the premises are hereby leased, namely:

for Software Production & Development

AND will not carry on nor do, nor allow to be carried on or done on the premises, any sales by auction, nor any work, business, occupation, act or thing whatever which may be or become a nuisance or annoyance to the Lessor, the public or any other occupant of the said building or which may increase the hazard of fire or liability of any kind or which may increase the premium rate of insurance against loss by fire or liability upon the said building or the premises or invalidate any policy of insurance of any kind upon or in respect of same which may cause or result in excessive use or waste or water or increase the amount of water rates payable in respect of the said building or the premises;

AND will not drive nails or screws into nor drill into nor cut, mark nor in any way deface any part of the premises except for pictures, charts and other similar items;

AND will not make any alterations in the structure, plan or partitioning of the premises nor install any plumbing, piping, wiring or heating apparatus without the written permission of the Lessor or his agents first had and obtained and at the end or sooner determination of the said term will restore the premises to the present condition if called upon to do so by the Lessor but otherwise all repairs, alterations, installations and additions made by the Lessee upon the premises, except gas and electric fixtures and movable business fixtures, shall be the property of the Lessor and shall be considered in all respects as part of the premises; AND will indemnify and save harmless the Lessor from and against any and all manner of claims for liens for wages or materials, or for damages to persons or property caused during the making of or in connection with any repairs, alterations, installations and additions which the Lessee shall make or cause to be made on the premises; AND will allow the Lessor to post and will keep posted on the premises any notice that the Lessor may desire to post under the provisions to the Repairers Lien Act;

AND should the Lessee wish to connect the subject space to unit 302 by way of an internal stairway, such stairway is to be approved by the Lessor in writing prior to the installation. The Lessee is to ensure that the stairway and any resulting changes are constructed to meet all current city permit, fire and building codes including but not limited to sprinkler requirements. The stairway is to be located in the extreme south west corner of the subject premises and is not to interfere with the small raised area approximately outlined in black on the floor plan attached as Schedule A. At the expense of the Lessee, the Lessor may engage an outside consultant to confirm that the work meets the city code and fire requirements. The stairway shall be the property of the Lessor and shall be considered in all respects as part of the premises; AND will indemnify and save harmless the Lessor from and against any and all manner of claims for liens for wages or materials, or for damages to persons or property caused during the making of or in connection with any repairs, alterations, installations and additions or use which the Lessee shall make or cause to be made on the premises; AND will allow the Lessor to post and will keep posted on the premises any notice that the Lessor may desire to post under the provisions to the Repairers Lien Act. Upon the written request by the Lessor the Lessee will remove the stairway and return the premises to its original state;

AND will erect, place, use or keep in or upon the premises only such shades, window blinds, awnings, projections, signs, advertisements, lettering devices, notices painting or decoration as are first approved in writing by the Lessor, and upon the expiration or determination of this Lease will remove the same if required to do so by the Lessor;

AND will indemnify and save harmless the Lessor from and against any and all manner of actions or causes of action damages, loss, costs or expenses which he may sustain, incur or be put to by reason of any advertising signs now existing or which may hereafter be erected by the Lessee upon, over, projecting from or above the said building or the premises and will pay the premiums charged upon any bond of indemnity or liability insurance policy in respect of such signs issued upon the demand of Civic, Municipal or other authorities, provided always that the Lessor shall from time to time and at all times hereafter, be at liberty to examine the said signs, and that the Lessee will repair or strengthen same upon notice from the Lessor, and if the Lessee shall fail to comply with such notice, the Lessor shall be at liberty to repair or strengthen the said signs at the costs, charges and expenses of so doing shall be forthwith paid by the Lessee to the Lessor, but giving of such notice and the undertaken of such repairs or strengthening by the Lessor shall not be deemed an acknowledgement or admission of any liability or responsibility on the part of the Lessor;

AND will not cover nor obstruct the glass doors, partitions, transoms, windows, lights and skylights which reflect or admit light into any passage way or other place in the said building;

AND will not bring into or upon the premises any safe, motor, machinery or other heavy articles without the consent of the Lessor in writing first had and obtained, and will immediately make good any damage done to the any part of the building or premises by bringing in or taking away the same;

AND will provide receptacles for refuse and rubbish of all kinds, and will attend to the removal of the same from the premises at regular intervals, and will not keep nor leave any boxes, packing material or rubbish of any kind in or near the passages, yards and alleys adjacent to the premises;

AND will observe, obey and conform to and cause his employees to observe, obey and conform to all rules and regulations from time to time made by the Lessor with regard to the management, use or occupation of the said building and the premises;

AND will comply promptly at his own expense with all laws, ordinances, regulations, requirements and recommendations of any and all Dominion, Provincial, Civic, Municipal and other authorities, or Association of fire Insurance Underwriters or Agents and all notices in pursuance of same whether served upon the Lessor or the Lessee, and will indemnify and save harmless the Lessor from and against any and all manner of actions or causes of action, damages, lost costs or expenses which he may sustain, incur or be put to by reason of any neglect of same or noncompliance therewith or by reason of any defect, deficiency, disrepair, depreciation, damage or change in or to the premises, or any injury or damage to any person nor to any goods and chattels contained in, upon or about the premises, however caused;

AND will allow notices "For Sale" or "To Let" to be put and remain on the premises in a conspicuous position for at least sixty (60) days prior to the expiration of the Lease and will allow Prospective purchasers or tenants to enter and inspect the premises on week days during the said sixty (60) days with twenty four (24) hours notice by the Lessor;

AND in the event that rent is not paid to the Lessor or his agent on the1st day of any month as stipulated in this Lease, a daily charge for liquidated damages shall be paid by the Lessee for each day that the rent is overdue, such daily charge to be determined by the Lessor and will be paid to the Lessor within ten
(10) days of notification by the Lessor to the Lessee of the amount owing under this clause;

AN amount equal to all professional fees incurred by the Lessor in the enforcement of the Lessee's covenants under this Lease in respect of the recovery of any insurance claims on behalf of the Lessee and all costs incurred or sums paid by the Lessor or any tenant or tenants or other occupants of the entire premises by reason of any breach of the Lessee's covenants to be performed and observed by the Lessee pursuant to the terms of this Lease, to be paid to the Lessor within ten (10) days of notification by the Lessor to the amount owing under this clause;

AND at the expiration or sooner determination of this Lease will peaceably surrender and give up possession of the premises without notice from the Lessor, any right to notice to quit or vacate being hereby expressly waived by the Lessee, any law, usage or custom to the contrary notwithstanding;

AND the Lessee covenants and agrees with the Lessor that in the event of the Lessor desiring at any time during the currency of this Lease, to demolish or substantially renovate the building, the Lessee will, upon receiving six (6) months' notice in writing of the Lessor's intention to do so, surrender to the Lessor this Lease and the remainder of the term, if any, then yet to come and unexpired and all further right of renewal, if any, under this Lease, as and from the date mentioned in such notice, and will, subject nevertheless to the other provisions herein contained, thereupon vacate the Premises and yield up to the Lessor the peaceable possession thereof. It is understood and agreed that this Lease will terminate upon the expiration of the said six (6) months' notice period, and that such notice period need not expire at the end of any year or at the end of any month, and in the event of the day fixed for termination of this Lease expiring on the same day other than the last day of a month, the basic rent and other charges payable by the Lessee under the Lease shall be apportioned according to the date of termination.

AND IT IS HEREBY AGREED:

THAT the whole contract and agreement between the parties hereto is set forth herein, that the Lessee has leased the premises after examining the same, that no representations, warranties or conditions have been made other than those expressed or implied herein, and that no agreement collateral hereto shall be binding upon the Lessor unless it be made in writing and signed by the Lessor;

THAT no waiver of nor neglect to enforce the right to forfeiture of this Lease or the right of re-entry upon breach of any covenant, condition or agreement herein contained shall be deemed a waiver of such rights upon any subsequent breach of the same or any other covenant, condition or agreement herein contained;

THAT any notice to be served hereunder shall be deemed to be sufficiently served on the Lessee if addressed to the Lessee and left on the premises;

THAT if the Lessor is unable to deliver possession of the premises at the time of the commencement of the said term, neither the Lessor nor his agents shall be liable for any damage or loss caused thereby, nor shall this Lease be void or voidable, nor the date of expiration of same be changed by reasons thereof but in such event the Lessee shall only be liable for rent at the rate hereby reserved from such time as the Lessor shall be able to deliver possession of the premises;

THAT the Lessor shall not be responsible for any defect in or change of conditions affecting the premises, nor for any damage to the premises or to any person or to merchandise, goods, chattels, machinery or equipment contained therein howsoever caused;

THAT the Lessor shall not be responsible for or in regard to the sufficiency or insufficiency of any safe or vault used by the Lessee to withstand fire, burglars or thieves, and that the use of such safe or vault is accepted by the Lessee at his own risk and without any recourse whatsoever against the Lessor for or on account of any loss or damage which may occur in any manner whatsoever or to any money/securities/valuables/books/papers or other property which may be placed therein by the Lessee:

THAT the Lessor shall not be responsible for any loss, damage, or expense caused by any overflow or leakage of water from any part of the said building, or any adjoining buildings, occasioned by the use, misuse or abuse of water or by the breaking or bursting of any pipes or plumbing fixtures, or in any other manner or by seepage from adjoining lands or premises or any accident or misadventure to or arising from the use and operation of machinery, elevator, heating apparatus, electric wiring and appliance, gas or other pipes and appliances or any fixtures or by reason of any structural defects in the building or premises or by any other matter or thing whatsoever;

THAT the Lessor shall not be responsible for any death or injury to the Lessee or others on the leased premises.

THAT the Lessor does not warrant that any obligation, service or facility to be performed or provided by it under this lease or under any other agreement with the Lessee will be free from interruption or delay caused or required by maintenance, repairs, renewals, modifications, strikes, riots, insurrections, labour controversies, accidents, fuel shortages, government intervention, Statute, law, force majeure, act of God or other causes beyond the Lessor's reasonable control. During the period of such interruption the Lessor shall be relieved from such obligations, which will not be an eviction or disturbance of the Lessee's enjoyment of the Premises, render the Lessor liable in damages to the Lessee nor relieve the Lessee from its obligations under this lease.

THAT in the event of the said building or the premises being condemned in whole or in part because of the unsafe condition thereof, this Lease shall cease and determine upon the date of such condemnation, and the Lessor shall not be responsible for any loss, damages or expenses which the Lessee may suffer or incur by reason of the same;

THAT any yard, passage, alley or area connected with the said building is for the use of all occupants of the said building and the Lessee will not obstruct nor hinder the use of same by other occupants of the said building and their employees, agents and customers and that the Lessee will keep clean and sanitary the position of the same situated in the rear of or adjacent to the premises;

THAT the sole and exclusive right to use or to lease to others for their use of the roof or exterior side and rear walls of the said building is reserved to and retained by the Lessor;

THAT the Lessor shall have the right to any time during the said term to repair, remodel, alter, improve or add to the premises or the whole or any part of the building of which the premises form a part or to change the location of the entrance or entrances to the said building and the premises without compensation or responsibility to the Lessee and for such purposes, if necessary, to enter into, pass through, work upon and attach scaffolds or other temporary structures to the premises, putting the Lessee to no unnecessary inconvenience;

THAT any rights or privileges which may accrue or enure to or for the benefit of the Lessor and Lessee by virtue of any law governing the relations of Landlord and Tenant not specifically mentioned herein and not inconsistent with the terms and conditions hereof and all rights of enforcement of same shall be deemed to be hereby reserved to and claimed by the Lessor;

THAT if the Lessor shall suffer or incur any damage, loss or expense or be obliged to make any payment for which the Lessee is liable hereunder by reason of any failure of the Lessee to observe and comply with any of the covenants of the lessee herein contained then the Lessor shall have the right to add the cost or the amount of any such damages, loss, expense or payment to the rent hereby reserved, and any such amounts shall thereupon immediately be due and payable as rent and recoverable in the manner provided by laws for the recovery of rent in arrears;

THAT in case the premises or any part thereof shall at any time during the said term be burned down or damaged by fire so as to render the same unfit for the purpose of the Lessee, the rent hereby reserved or a proportionate part thereof according to the nature and extent of the damage sustained, shall be suspended and abated until the premises is rebuilt or made fit for the purpose of the Lessee, or at the option of the Lessor the said term in such case forthwith comes to an end, and the Lessee shall cease to be held liable for payment of rent except such rent as shall have already accrued due, and shall be entitled to be repaid any rent in advance for the balance of the period so paid for in advance;

THAT whensoever the Lessor shall be entitled to levy distress against the goods and chattels of the Lessee he may use such force as he may deem necessary for that purpose and for gaining admittance to the premises without being liable to any actions in respect thereof, or for any loss or damage occasioned thereby and the Lessee hereby expressly releases the Lessor from all actions, proceedings, claims or demands whatsoever for or on account of or in respect of any such forcible entry or any loss or damage sustained by the Lessee in connection therewith;

THAT in case the Lessee shall become insolvent or bankrupt or make an assignment for the benefit of creditors, or being an incorporated company if proceedings be begun to wind up the said company, or in case the non-payment of rent at the times herein provided, or in case the premises or any part thereof become vacant and unoccupied for a period of thirty (30) days or be used by any other person or persons, or for any other purpose that is hereinbefore provided, without the written consent of the Lessor, this Lease shall, at the option of the Lessor, cease and be void, and the term hereby created expire and be at an end, anything hereinbefore to the contrary notwithstanding, and the then current month's rent and three (3) months' additional rent shall thereupon immediately become due and payable, and the Lessor may re-enter and take possession of the premises as though the Lessee or his servants or other occupant or occupants of the premises were holding over after the expiration of the said term, and the term shall be forfeited and void;

THAT if the Lessee shall hold over and the Lessor shall accept rent after the expiration of the said term, the new tenancy thereby created shall be a tenancy from month-to-month and not a tenancy from year-to-year and shall be required to pay 150% of the base rent, together with any additional rent payable hereunder for the period in question;

THAT any additional covenants, conditions or agreements set forth in writing and attached hereto whether at the commencement of the said term or any subsequent time and signed or initialed by the parties hereto shall be read and construed together with and as part of this Lease, provided always that when the same shall be at variance with any printed clause in this Lease, such additional covenants, conditions and agreement shall be deemed to supersede such printed clause;

THAT all grants, covenants, conditions, provisos, agreements, rights, powers, privileges and liabilities contained herein shall be read and construed as granted to, made and reserved by, imposed upon and undertaken by the parties hereto and their respective heirs, executors, administrators, successors and assigns and that wherever the singular or the masculine pronoun is used the same shall be construed as meaning the plural or feminine or the body politic or corporate where the circumstances so require and the Lessor may perform any act hereunder in person or by and through an agent;

PROVISO FOR RE-ENTRY BY THE LESSOR on non-payment of rent, or non-performance of covenants. The Lessor in pursuance of this proviso shall have the right to break into the premises to obtain possessions thereof and the Lessee hereby waives all claims for damage to or loss of any of the Lessee's property caused by the Lessor in re-entering and taking possession of the premises; and no action taken by the Lessor in pursuance of this proviso whether under the what are generally known as summary proceedings or otherwise shall be deemed to absolve, relieve or discharge the Lessee from liability hereunder; and this proviso shall extend and apply to all covenants whether positive or negative.

THE LESSOR COVENANTS WITH THE LESSEE for quiet enjoyment.



INWITNESS WHEREOF the parties hereto have hereunto set their hands and seals, the day and year first above written.


THE CORPORATE SEAL OF BUTTERFLY SOFTWARE INC.




was hereunto affixed in the presence of:


/s/ Anis Jessa


Anis Jessa
Authorized Signatory (Print Name)




THE CORPORATE SEAL OF
343 RAILWAY INVESTMENTS LTD. was hereunto affixed in the presence of:





/s/ Collin Ferguson

Collin Ferguson
Authorized Signatory (Print Name)

Exhibit 23.1

HANSEN, BARNETT & MAXWELL

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

(801) 532-2200
Member of AICPA Division of Firms Fax (801) 532-7944 Member of SECPS 345 East Broadway, Suite 200
Member of Summit International Associates, Inc. Salt Lake City, Utah 84111-2693 www.hbmcpas.com


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of directors E-City Software, Inc.


As independent certified public accountants, we hereby consent to the use of our report dated September 12, 2000 with respect to the consolidated financial statements of E-City Software, Inc. included in this Registration Statement on Form SB-2, and consent to the use of our name in the "Experts" section of this Registration statement.

HANSEN, BARNETT & MAXWELL


Salt Lake City, Utah


February 27, 2001

EXHIBIT INDEX


Number description

3.1  (a) Articles of incorporation of the registrant
3.2  (a) Bylaws of the registrant.
4.1  (a) Specimen common stock certificate.
5.1  (b) Opinion of Jonathan Ram Dariyanani, Esq.
10.1 (a) Form of common stock purchase agreement
10.2 (a) Common stock purchase agreement by and between E-City Software, Inc. and Anis Jessa.
10.3 (a) Common stock purchase agreement by and between E-City Software, Inc. and Salim Devji.
10.4 (a) Common stock purchase agreement by and between E-City Software, Inc. and Robin Moulder.
10.5 (a) Common stock purchase agreement by and between E-City Software, Inc and Susan Polmar.
10.6 (a) Stock purchase agreement
         by and between E-City Software, Inc and Butterfly Software Inc.
10.7 (a) Software development agreement
10.8 (a) Software development agreement addendum
10.9     Cityscape promissory note dated January 15, 2001
10.10(c) Agreement between Keller Verlag Gmbh and E-City Software dated
         December 13, 2000
10.11 Property lease agreement between Butterfly Software,Inc. and 343 Railway Investments Ltd. dated April 30, 1999
10.12 Property lease agreement between Butterfly Software,Inc. and 343 Railway Investments Ltd. dated April 20, 2000
23.1     Consent of Hansen, Barnett & Maxwell,
         Certified Public Accountants, (see Page II- 89 )
23.2 (b) Consent of Jonathan Ram Dariyanani, Esq.
         (included in Exhibit 5.1).
24.1 (a) Power of attorney (see Page II-66).
27.1     Financial data schedule.



(a) Filed previously with the commission in registrant's filing on Form SB-2 on September 22, 2000.
(b) To be filed by amendment.
(c) Portions of this exhibit have been omitted pursuant to a confidentiality request filed with the Securities and Exchange Commission.

Exhibit 27.1

FINANCIAL DATA SCHEDULE